    As filed with the Securities and Exchange Commission on November 6, 2000

                                                           Registration No. 333-
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            IVES HEALTH COMPANY, INC.

           Oklahoma                                   2833                                  73-1430235
  (STATE OR OTHER JURISDICTION             (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)           CLASSIFICATION CODE NUMBER)               IDENTIFICATION NUMBER)

          817 NORTH J.M. DAVIS BLVD., CLAREMORE, OK 74017 (918) 283-1226 (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                            M. Keith Ives, President
                 817 North J.M. Davis Blvd., Claremore, OK 74017
                                 (918) 283-1226
           (NAME, ADDRESS AND TELEPHONE NUMBER FOR AGENT FOR SERVICE)

                                   COPIES TO:

                             JEFFREY A. RINDE, ESQ.
                              BONDY & SCHLOSS, LLP
                        6 East 43rd Street, 25th Floor
                           New York, New York 10017
                           TELEPHONE (212) 661-3535
                           FACSIMILE (212) 972-1677

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

Cover continued on next page

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================
                                                                                      MAXIMUM
                                                                                      AGGREGATE         AMOUNT OF
TITLE OF EACH CLASS OF              AMOUNT TO BE             PROPOSED MAXIMUM         OFFERING          REGISTRATION
SECURITIES TO BE REGISTERED         REGISTERED               OFFERING PRICE (1)       PRICE (1)         FEE
--------------------------------------------------------------------------------------------------------------------
Common Stock, par value             4,571,429 Shares                  $0.525         $2,400,000            $633.60
$.001 per share,
--------------------------------------------------------------------------------------------------------------------
Total                                                                                $ 2,400,000           $633.60
====================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

Prospectus

                  SUBJECT TO COMPLETION, DATED NOVEMBER 6, 2000

                            IVES HEALTH COMPANY, INC.

                                4,571,429 SHARES

         This prospectus covers up to 4,571,429 shares of the common stock, par value $.001 per share of Ives Health Company, or Ives, an Oklahoma corporation, which may be sold from time to time by certain shareholders named in this prospectus. Our common stock is traded on the OTC Bulletin Board under the symbol IVEH. On October 25, 2000 the average between the bid and asked price of our common stock, as reported on the OTC Bulletin Board, was $.120 per share.

         The shares of common stock offered by this prospectus may be sold by the selling shareholders from time to time in transactions on the open market or in negotiated transactions, in each case at prices satisfactory to them.

         LOOK CAREFULLY AT THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

         The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

         NEITHER THE SEC NOR ANY OTHER REGULATORY BODY HAS APPROVED THESE SHARES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. IT IS ILLEGAL FOR ANYONE TO TELL YOU OTHERWISE.

                  THE DATE OF THIS PROSPECTUS IS OCTOBER , 2000

                                TABLE OF CONTENTS

Prospectus Summary ...................................................3

Risk Factors..........................................................6

Use of Proceeds......................................................10

Dividend Policy......................................................11

Price Range of Common Stock .........................................11

Dilution.............................................................12

Management Discussion and Analysis of Financial
Condition and Results of Operation...................................12

Description of Business..............................................14

Management ..........................................................19

Executive Compensation...............................................21

Principal and Selling Security holders...............................21

Certain Relationships and Related Transactions.......................22

Description of Securities............................................22

Transfer Agent and Registrar.........................................25

The Stock Purchase Agreement.........................................25

Selling Stockholder..................................................29

Plan of Distribution.................................................30

Shares Eligible for Future Sale......................................34

Legal Matters........................................................35

Experts  ............................................................35

Where You Can Find More Information..................................35

Index to Financial Statements.......................................F-1


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When words such as "intend," "anticipate," "believe," "estimate," "plan," "expect," or similar phrases are used, Ives is making forward-looking statements. Ives believes that the assumptions and expectations reflected in such forward- looking statements are reasonable, based on information available to it on the date of this prospectus, but Ives cannot assure you that these assumptions and expectations will prove to have been correct or that Ives will take any action that it may presently be planning. Ives has disclosed certain important factors that could cause its actual results to differ materially from its current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. Ives is not undertaking to publicly update or revise any forward-looking statement if it obtains new information or upon the occurrence of future events or otherwise.

                               PROSPECTUS SUMMARY

        Since this is a summary, it does not contain all the information that may be important to you in evaluating your investment. You should read the following summary, and the "Risk Factors" section, along with the more detailed information and Financial Statements and the notes to the Financial Statements appearing elsewhere in this prospectus or incorporated by reference in this prospectus, prior to purchasing securities of Ives.

IVES HEALTH COMPANY, INC.

        Ives is a development stage company that develops and markets homeopathic medicines, weight loss formulas, natural remedies, and nutritional supplements. We presently offer 27 different products, all of which are sold over-the-counter and are non-prescription.

         Our primary distribution focus is through regional and national chain pharmacies. We are currently distributing through regional chains which include Mays, Drug Warehouse, Price Mart, Horizon, Pamida and The Medicine Shoppes, and national chains which currently sell our products on a regional basis including Albertsons, Dillons and Winn-Dixie.

        Ives was incorporated under the laws of Oklahoma in February 1998. Our principal executive offices are located at 817 North J.M. Davis Blvd., Claremore, OK 74017 and our telephone number is (918) 283-1226.

BACKGROUND

        We began operations in the fourth quarter of 1992 as Ives and Associates, a sales and distribution organization engaged in the business of selling and distributing homeopathic supplements, weight loss products, vitamins, and other alternative medicines to the public through retail grocery stores and other distribution outlets. In 1993 we incorporated in the state of Oklahoma under the name Wellness Pharmaceutical, Inc. and in September, 1996 changed our name to Ives Health Company, Inc. In August, 1997, the shareholders of Ives exchanged all of their issued and outstanding shares for shares of Maxxon, Inc., a development stage company in the process of developing a safety syringe, in a tax free share exchange. As a result, Ives Health Company became a wholly owned subsidiary of Maxxon, Inc. Pursuant to an agreement between Maxxon, Inc. and M. Keith Ives, entered into and made effective December 31, 1997, Ives and Maxxon, Inc. subsequently agreed to separate. The separation was accomplished by a split-off of non-monetary assets, a recapitalization and the issuance of 7,000,000 shares of new Ives common stock to M. Keith Ives, and 1,700,000 shares of new Ives common shares to Maxxon, Inc. The new Ives began operations January 1, 1998 and was incorporated in Oklahoma on February 12, 1998.

OUR COMPANY

        Ives is engaged in developing and marketing innovative, safe, high quality, natural non- prescription medicines and nutritional supplements. Our products, which are guaranteed for potency and purity, include natural medicines, herbal formulas, vitamins, minerals and homeopathic medicines. The Company wholesales the products to pharmacies. Our primary distribution focus is through regional and national chain pharmacies. We are currently distributing through regional chains which include Mays, Drug Warehouse, Price Mart, Horizon, Pamida and The Medicine Shoppes, and national chains which currently sell our products on a regional basis including Albertsons, Dillons and Winn-Dixie.

THE OFFERING

         This prospectus covers up to 4,571,429 shares of Ives common stock to be sold by the selling stockholders. The number of shares subject to this prospectus represents 25.23% of our issued and outstanding common stock as of October 25, 2000 and 20.15% after issuance of all currently unissued shares included in this prospectus.

         We signed a common stock purchase agreement with three investors, TVP Capital, Inc., a New York corporation, Gata Investments Ltd., a British Virgin Island company, and Altea Investments, Ltd., a British Virgin Islands company, or collectively, the Purchasers, on July 29, 2000, for the future issuance and purchase of shares of our common stock. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity draw down facility.

         In general, the draw down facility operates like this: the Purchasers have committed to provide up to $2.4 million as we request it over an 11 month period, in return for common stock we issue to them. Once every 20 trading days, we may request a draw of up to $200,000 of that money. The maximum amount we actually can draw down upon each request will be determined by the volume-weighted average daily price of our common stock for the 20 trading days prior to our request. Each draw down must be for at least $60,000. At the end of a 20 trading day period following the draw down request, the final draw down amount is determined based on the volume-weighted average stock price during that 20 day period. We then use the formulas in the common stock purchase agreement to determine the number of shares we will issue to the Purchasers in return for that money.

         The aggregate total of all draws cannot exceed $2.4 million and no single draw can exceed $200,000, except the initial draw down which may be up to $400,000. We are under no obligation to request a draw for any period.

         The market price for our common stock on October 25, 2000 was $.120 and the average daily trading volume for the 20 trading days ended October 25, 2000 was 86,485 shares. If our market price on October 25, 2000 and the 20-day average trading volume preceding October 25, 2000 each remained constant over the 11 month period of the common stock purchase agreement and we requested the maximum amount available to us under the common stock purchase agreement, each draw down would be capped at $200,000 and we could make 11 draws for a total amount drawn of $2,400,000, including an initial draw down of $400,000.

         The number of shares we would issue and the proceeds we would receive could be limited by a provision of the common stock purchase agreement that prevents us from issuing shares to the Purchasers to the extent they would beneficially own more than 19.9% of our then outstanding common stock. Any resales of shares by Purchasers under this prospectus would reduce the number of shares beneficially owned by them, and would enable us to issue additional shares to Purchasers without violating this condition.

         The per share dollar amount the Purchasers pay for our common stock for each draw down includes a 30% discount to the average daily market price of our common stock for the 20-day period after our draw down request.

         We will receive the amount of the draw down less a 4% finder's fee payable to Bondy & Schloss LLP, or the Finder, which introduced the Purchasers to us. The finder is a law firm and is named as an expert in this prospectus. It is not obligated to purchase any of our shares, but as an additional finder's and escrow agent fee, we have issued to Bondy & Schloss LLP 200,000 shares of common stock and warrants to purchase 544,000 shares of our common stock at an exercise price of $.50 per share. The common stock issuable upon exercise of those warrants is included in the registration statement of which this prospectus is a part.

RISK FACTORS

        An investment in these units involves a high degree of risk to the public investors and, therefore, anyone who cannot afford a loss of his or her entire investment should not purchase them. You should carefully review and consider the factors set forth under "Risk Factors" as well as other information in this prospectus before purchasing any of the Units. See "Risk Factors" on page 6.

                                  RISK FACTORS

        Please consider the following risk factors together with the other information presented in this prospectus including the financial statements and the notes thereto before investing in the units. The trading price of our common stock and warrants could decline due to any of the following risks, and you might lose all or part of your investment.

        WE HAVE EXPERIENCED LOSSES SINCE INCEPTION, WE EXPECT FUTURE LOSSES AND WE MAY NOT BECOME PROFITABLE. We have incurred losses since inception. For the years ended December 31, 1999 and 1998, we had net losses of approximately $590,242 and $502,746, respectively. The net loss for the six months ended June 30, 2000was $625,656. As of June 30, 2000, we had an accumulated deficit of approximately $1.1 million.

        Since we have historically incurred net losses, we expect this trend to continue until some indefinite date in the future. We may not become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

        WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE WHICH MAY NOT BE AVAILABLE. Ourfuture capital requirements will depend on many factors, including:

        -  the cost of manufacturing scale-up;

        -  the timing of market acceptance of our products;

        -  competing technological and market developments; and

        - the costs involved in filing, prosecuting and enforcing patent claims.

       We anticipate that our existing resources combined with revenues and without utilization of proceeds from sales under the Stock Purchase Agreement will enable us to maintain our current and planned operations through June 2001. The Stock Purchase Agreement provides us with an additional source of capital. However, if our stock price and trading volume stay at current levels, we will not be able to draw down all $2,400,000 from the Equity Line of Credit since it could result in Purchaser's ownership of more than 19.9% of Ives' outstanding shares of common stock, which is prohibited under the terms of the Stock Purchase Agreement. We cannot guarantee that changes in our plans or other events affecting our operating expenses will not result in the expenditure of our existing resources sooner than expected.

       We intend to seek additional funding through partnership arrangements or the extension of existing arrangements. We cannot guarantee that additional financing will be available on acceptable terms, or at all. Insufficient funds may require us to delay, scale back or eliminate some or all of our activities or to obtain funds through arrangements with third parties that may require us to relinquish rights to certain of our technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves.

         THE SO CALLED "PENNY STOCK RULE" COULD MAKE IT CUMBERSOME FOR BROKERS AND DEALERS TO TRADE IN THE COMMON STOCK, MAKING THE MARKET FOR THE COMMON STOCK LESS LIQUID WHICH COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE. Trading in our securities will initially be conducted on the OTC Bulletin Board and/or the "pink sheets." As long as the common stock is not quoted on Nasdaq or at any time that we have less than $2,000,000 in net tangible assets, trading in the common stock is covered by Rule 15g-9 under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under that rule, broker-dealers who recommend covered securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities are exempt from this rule if the market price is at least $5.00 per share.

         The SEC has adopted regulations which generally define a penny stock to be any equity security which has a market price of less than $5.00 per share, subject to certain exemptions. Such exemptions include an equity security listed on Nasdaq and an equity security issued by an issuer which has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three (3) years; (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three (3) years; or (iii) average revenue of at least $6,000,000 for the proceeding three (3) years. Unless such an exemption is available, the regulations require the delivery of a disclosure schedule explaining the penny stock market and the risks associated therewith prior to any transaction involving a penny stock. If our common stock becomes subject to the regulations on penny stocks, that factor could have a severe adverse effect on the market liquidity for the common stock due to these limitations on the ability of broker-dealers to sell the common stock in the public market which could cause the price of our stock to decline.

         WE ARE UNCERTAIN AS TO WHETHER OUR PRODUCTS WILL BE COMMERCIALLY ACCEPTED. Our success is dependent upon the commercial acceptance of our products by the market targeted by us. There can be no certainty as to the amount of time required to achieve full-scale commercialization, and the commercialization process of any new product could take several years. We cannot guarantee that our products will receive broad market acceptance as an economically acceptable alternative. Broad market acceptance of our products will depend upon our ability to demonstrate to potential customers that our products can compete favorably with alternative solutions. In addition, we will need to achieve further product cost reductions to compete successfully in the future. Although we intend to achieve such reductions through a combination of engineering and process improvements and economies of scale, we cannot guarantee that we will achieve our cost objectives.

         FAILURE TO UPGRADE OPERATING AND FINANCIAL CONTROL SYSTEMS OR DIFFICULTIES ENCOUNTERED DURING SUCH UPGRADES COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS. We may have difficulty managing any future growth. Our future growth may challenge our management, operational and financial resources. Our ability to manage growth effectively will require us to continue to implement and improve our management, operational and financial systems and to expand, train and manage our employees.

         Management of growth is especially challenging for a company with a short operating history and limited financial resources, and the failure to effectively manage growth could have a material adverse effect on our results of operations. Although we believe that our systems and controls are adequate to address our current needs, we cannot guarantee that such systems and controls will be adequate to address future changes in our business.

         WE FACE INTENSE COMPETITION IN THE HOMEOPATHIC MEDICINES AND NUTRITIONAL FOODS AND HEALTH SUPPLEMENTS MARKETS ON SEVERAL DIFFERENT FRONTS. Each market in which we participate is intensely competitive. Numerous companies manufacture and market homeopathic medicines and nutritional foods and health supplements. Important competitive factors in these market include price, product quality and performance, diversity of features, warranties and customer service. We believe that our products are competitive in each of these categories. However, many of our competitors possess greater financial resources, wider brand name recognition, broader distribution networks and other resources and characteristics that may give them a competitive advantage.

         ANY REGULATORY ENFORCEMENT EFFORTS, PARTICULARLY ANY ACTIONS THAT COULD INTERRUPT OUR DIRECT MARKETING EFFORTS OR RESULT IN A PRODUCT RECALL, WOULD ADVERSELY AFFECT OUR BUSINESS. We are regulated by various federal, state and local authorities, including the Federal Trade Commission, the Food and Drug Administration, the Consumer Products Safety Commission, the Occupational Safety and Health Administration and the Environmental Protection Agency. We believe we are in material compliance with all applicable rules and regulations. If we are incorrect, or if we violate such regulations in the future, we may be subject to regulatory enforcement efforts.

         INCREASES IN PRODUCT RETURNS COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE. Any material increase in the quantity of products returned by our customers for purchase-price refunds could adversely affect our financial performance. We have limited operating experience, and therefore limited experience with the return rates for our products.

         OUR WARRANTY RESERVES MAY BE INSUFFICIENT TO COVER FUTURE WARRANTY CLAIMS, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE. We offer warranties on all of our principal products. If our warranty reserves are inadequate to cover future warranty claims on our products, our financial performance could be adversely affected.

         WE FACE PRODUCT LIABILITY RISKS. We are subject to potential product liability claims if our products injure or allegedly injure our customers or other users. We believe that our insurance coverage and reserves adequately cover potential product liability claims. However, we may have inaccurately assessed our product liability risk. In addition, we may be unable to purchase sufficient insurance coverage at an affordable price, or our insurers may fail to satisfy their obligations. If our insurance coverage and reserves are inadequate to cover future product liability claims, our business may be adversely affected.

         A DECLINE IN CONSUMER SPENDING DUE TO UNFAVORABLE ECONOMIC CONDITIONS COULD HINDER SALES OF OUR CONSUMER PRODUCTS. The success of each of our products depends substantially on how consumers decide to spend their money. Unfavorable economic conditions may depress consumer spending, especially for premium priced products like ours.

         OUR FINANCIAL PERFORMANCE MAY BE VULNERABLE TO RAPIDLY CHANGING PREFERENCES IN THE CONSUMER HOMEOPATHIC MEDICINES AND NUTRITIONAL FOODS AND HEALTH SUPPLEMENTS MARKETS. Our net sales and profitability depend significantly on the acceptance of our existing and future products within the consumer health and fitness market. These markets are characterized by rapidly changing trends and fads, frequent innovations and improvements are necessary to maintain consumer interest in our products.

         THE LOSS OF ANY SOURCE OF SUPPLY WILL HAVE A MATERIALLY ADVERSE EFFECT ON OUR CONTINUING ABILITY TO SUPPLY CUSTOMERS AND TO CONTINUE IN BUSINESS. We purchase our products from a small number of manufacturers and then sell them under our private label. There is no assurance that we will be able to purchase required inventory to meet our customer's needs or market demand.

         THE LOSS OF ANY OF OUR MAJOR CUSTOMERS COULD ADVERSELY AFFECT OUR BUSINESS. We have major contracts with a limited number of national and regional pharmacies and grocery stores. Because of the large volumes, the margins received from such sales is significantly below those margins which we receive from smaller customers. Our growth is largely dependent upon our continued relationship with these major customers. There is no assurance that we will continue to enjoy a successful relationship with these major customers. We are in the initial stage of establishing a multi-level distribution system for the distribution of our products directly to customers, thereby reducing our dependence upon large national and regional chains. We believe that such a multi-level distribution has significant future opportunities, but we lack the operating capital to commence such operations at this time. There is no assurance that we will ever be able to capture the multi-level market or to be profitable in that endeavor if it is launched.

         OUR FINANCIAL PERFORMANCE WOULD BE HARMED IF WE ARE UNABLE TO SUCCESSFULLY DEVELOP OR DIRECTLY MARKET NEW CONSUMER PRODUCTS. Our growth strategy and financial performance depend in part on our ability to develop or acquire the rights to, and then directly market, new consumer products. Our net sales and profitability would be harmed if we are unable to develop or acquire the rights to premium quality, premium priced consumer products that satisfy our direct marketing criteria. In addition, any new products that we directly market may not generate sufficient net sales or profits to justify their development or acquisition costs.

         WHILE WE MAY HIRE ADDITIONAL QUALIFIED INDIVIDUALS TO WORK IN VARIOUS CAPACITIES FOR US, THE LOSS OF THE SERVICES OF ANY OF OUR OFFICERS AND DIRECTORS COULD HAVE A MATERIAL ADVERSE EFFECT ON IVES' BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. We will depend heavily upon the services of certain officers and directors, including in particular, M. Keith Ives, our president and Michael Harrison, our chief executive officer. We do not have key person life insurance on any of the lives of said individuals but we are in the process of evaluating our needs for such insurance.

         CONCENTRATION OF STOCK OWNERSHIP IN A FEW PERSONS TOGETHER WITH THE EXISTENCE OF THE RESTRICTIONS ON TRANSFERS MAKES IT UNLIKELY THAT ANY OTHER HOLDER OF VOTING COMMON STOCK WILL BE ABLE TO AFFECT THE MANAGEMENT OR DIRECTION OF IVES. M. Keith Ives, our president owns an aggregate of 8,186,374 shares of our outstanding common stock representing approximately 45% of our outstanding voting stock. Even if all 4,571,429 shares are issued to Purchaser through the Stock Purchase Agreement, our management will control approximately 42% of our outstanding voting stock.

         WE FACE RISKS ASSOCIATED WITH ANY FUTURE ACQUISITIONS. We intend to explore growth opportunities through strategic acquisitions that would enhance our direct marketing capabilities or product lines. We currently have no agreements, understandings or other arrangements with respect to any acquisition. If we identify and pursue an acquisition opportunity, our management may be required to devote a significant amount of time and effort to the process, which could unduly distract them from our existing operations. If we complete an acquisition, we expect to face significant challenges integrating the acquired business into our operations. An acquisition may not produce the revenue, earnings or business synergies that we anticipate, and an acquired product or technology may not perform as we expect. Any such difficulties would adversely affect our business. In addition, the size, timing and integration of any acquisitions could cause substantial fluctuations in our operating results. To pay for an acquisition, we may use common stock or cash, including the proceeds of the offering. Alternatively, we may borrow money from banks or other lenders. If we use common stock, the ownership interest of our shareholders would be diluted. If we use cash or debt, our financial liquidity will be reduced.

         OUR FAILURE OR INABILITY TO PROTECT OUR INTELLECTUAL PROPERTY COULD SIGNIFICANTLY HARM OUR COMPETITIVE POSITION, AND WE COULD ALSO INCUR SUBSTANTIAL COSTS TO DEFEND CLAIMS THAT WE HAVE VIOLATED THE PROPRIETARY RIGHTS OF OTHERS. Protecting our intellectual property is an important factor in maintaining our competitive position in the fitness industry. If we do not or are unable to adequately protect our intellectual property, our sales and profitability could be adversely affected. We currently hold a number of patents and trademarks. However, our efforts to protect our proprietary rights may be inadequate and applicable laws provide only limited protection. In addition, we believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we may not be able to successfully prevent others from claiming that we have violated their proprietary rights or that any such assertion will not require us to enter into a license agreement or royalty agreement with the party asserting a claim. We could incur substantial costs in defending against such claims, even if they are invalid, and we could become subject to judgments requiring us to pay substantial damages.

         FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE. Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect the market price for our common stock.

         BROAD MARKET FLUCTUATIONS MAY HAVE A MATERIAL ADVERSE EFFECT ON THE MARKET PRICE OF OUR COMMON STOCK The following factors may cause the market price of our common stock to fluctuate significantly:

                           - market acceptance of our product,

                           - the timing of purchase orders,

                           - the attainment of or failure to attain milestones
                             in the commercialization of our products,

                           - the introduction of new products,

                           - establishment of new collaborative arrangements by
                             Ives, its competitors or other third parties,

                           - claims of patent infringement or other material
                             litigation,

                           - government regulations,

                           - investor perception of Ives,

                           - fluctuations in our operating results, and

                           - general market conditions in the industry.

         In addition, the stock market in general has recently experienced extreme price and volume fluctuations. Furthermore, if selling stockholders in this offering sell substantial amounts of common stock in the public market, the market price of our common stock could fall.

         A FAILURE TO PAY DIVIDENDS MEANS YOU WILL RECEIVE NO INCOME ON YOUR INVESTMENT AND SUCH LACK OF DIVIDENDS COULD HAVE AN ADVERSE IMPACT ON THE PRICE OF OUR STOCK. We have never declared or paid any cash dividends on our common stock, and we don't expect to pay dividends anytime soon. We expect to retain our earnings, if any, and use them to finance the growth and development of our business.

         FORWARD LOOKING STATEMENTS. This prospectus and the information incorporated into it by reference contains various "forward-looking statements" within the meaning of federal and state securities laws, including those identified or predicated by the words "believes," "anticipates," "expects," "plan" or similar expressions. Such statements are subject to a number of uncertainties which could cause the actual results to differ materially from those projected. Such factors include, but are not limited to, those described under "Risk Factors." Given these uncertainties, prospective purchasers are cautioned not to place undue reliance upon such statements.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by the Purchasers that it has obtained under the common stock purchase agreement. However, we will receive the sale price of any common stock we sell to the Purchasers under the common stock purchase agreement described in this prospectus and upon the cash exercise of the stock purchase warrants held by the Finder. We expect to use the proceeds of any such sales for general working capital purposes.

                                 DIVIDEND POLICY

         We have never paid cash dividends and do not intend to pay any cash dividends with respect to our common stock in the foreseeable future. We intend to retain any earnings for use in the operation of our business. Our board of directors will determine dividend policy in the future based upon, among other things, our results of operations, financial condition, contractual restrictions and other factors deemed relevant at the time. We intend to retain appropriate levels of our earnings, if any, to support our business activities.

                           PRICE RANGE OF COMMON STOCK

                  Ives' common stock has been traded on the Pink Sheets, symbol "IVEH" since June 30, 1999, and on the OTC Bulletin Board since May 25, 2000. The following table sets forth the high and low sales prices of Ives' common stock for the period from June 30, 1999 through December 31, 1999, and the first three quarters ended September 30, 2000. These prices reflect prices between dealers without retail markups, markdowns or commissions, and may not necessarily represent actual transactions:

                                                               Trade Prices
                                                           -------------------
                                                            High          Low
                                                           ------      -------
         Fiscal year ended December 31, 1999
                Second Quarter                             $ 2.00       $ 1.20
                Third Quarter                              $ 1.20       $ 1.20
                Fourth Quarter                             $  .50       $  .03

         Fiscal year ending December 31, 2000
                First Quarter
                Second Quarter                              $.500       $ 1.125
                Third Quarter                               $.093       $ 1.00


                  On October 25, 2000, the last reported sale price of Ives's common stock on the OTC Bulletin Board market was $.120. As of October 25, 2000, there were approximately 188 holders of record of Ives' common stock with 18,117,341 shares outstanding. The market price of shares of common stock, like that of the common stock of many other emerging growth companies, has been and is likely to continue to be highly volatile.

                                    DILUTION

         The issuance of further shares to the Purchasers under the Stock Purchase Agreement, and the eligibility of issued shares and shares issued upon the exercise of warrants, for resale, will dilute our common stock and may lower the price of our common stock. If you invest in our common stock, your interest will be diluted by the issuance of additional shares to the Purchasers. Furthermore, we may issue additional shares, stock options and warrants and we may grant additional stock options to our employees, officers, directors and consultants which may further dilute our stock price.

                 MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATION

         OVERVIEW

         The following is a discussion of certain factors affecting Ives's results of operations, liquidity and capital resources. You should read the following discussion and analysis in conjunction with Ives's audited and unaudited financial statements and related notes which are included elsewhere in this prospectus.

         RESULTS OF OPERATIONS

         FISCAL YEAR ENDED DECEMBER 31,1999 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 1998 AND SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999

         Revenues were $469,567 for the year ended December 31, 1999 compared to $394,854 for the year ended December 31, 1998. This represents a 19% increase in revenue from 1998 to 1999. Cost of sales were $330,526 for the year ended December 31, 1999 compared to $192,039 for the year ended December 31, 1998. Selling expenses were $196,830 for the year ended December 31, 1999 compared to $329,149 for the year ended December 31, 1998. General & Administrative expenses were $532,563 for the year ended December 31, 1999 compared to $323,693 for the year ended December 31, 1998. This change represents an increase of $208,870 or 65% over 1998 general and administrative expenses. This General & Administrative expense increase was primarily due to increases in consulting expenses, legal and accounting expenses, research and development expenses, fringe benefits to employees and office clerical salaries. The ratio of the cost of sales with respect to revenue increased substantially in 1999 to 70.4% compared to 48.6% during 1998. This increase in the cost of sales was due to a substantial increase in the price of herbal and animal extracts which are necessary to manufacture Ives products. In addition, to be more competitive in the market, Ives lowered the retail pricing on many products which resulted in a higher ratio when comparing the cost of sales to revenue. Selling expenses decreased substantially in 1999 as compared to 1998 due to cash flow restrictions and a corresponding reduction in allocation of funds to the advertising budget. The company posted a net loss of $(590,242) for the year ended December 31, 1999, compared to a net loss of $(502,746) for the year ended December 31, 1998. A total deficit of $(1,092,988) accumulated during the 1998-1999 development stage of the company.

         During the second quarter of the year ending June 30, 2000, the Company posted better sales performance compared to the same period in 1999. The net sales for the three months ending June 30, 2000, was $185,785 as compared to sales of $154,068 for the three months ending June 30, 1999. For the six months ending June 30, 2000, the Company posted significantly higher sales compared to the same period in 1999. The net sales of the six months ending June 30, 2000, was $447,918 compared to $226,490 for the six months ending June 30, 1999. These increases were primarily due to continued business with large chain pharmacies and other national accounts plus revenues from Ives Formulation Company. Earnings for the quarter ending June 30, 2000 were ($562,936) as compared to $45,187 for the same period in 1999. This decrease was primarily due to the asset purchase of a pharmaceutical formulation company and the creation of a direct marketing subsidiary, both of which required a significant amount of startup expenses. Much of the second quarter increase in expenses will not be occurring again in the future and/or is expected to be offset by significant increases in revenue. For the quarter ending June 30, 2000 gross profit was $99,176 increasing from $95,386 for the same quarter in 1999 a 4% increase.

         Cost of sales rose during the quarter ending June 30, 2000 to 46.6% of sales as compared to the same period for 1999 which was 38.1% of sales. Cost of sales ratios are expected to approach the 30-33% range as revenues increase. Operating expense ratios as compared to sales were significantly higher for the quarter ending June 30, 2000 as compared to the same period in 1999 due to the acquisition of the assets of a pharmaceutical formulation company and associated startup costs and the creation of a direct sales subsidiary. Operating expense ratios are expected to decrease sharply as the new subsidiaries create more revenue and require less expense contribution from the parent company.

         The company has refocused sales efforts to large chain pharmacies by hiring several brokers in strategic areas. These efforts have proven successful and will result in less sales overhead. In addition, the company has also created a direct sales subsidiary, NutraRight International, Inc., an Oklahoma Corporation and wholly owned subsidiary of Ives. NutraRight is expected to launch in November 2000 and will sell private label products directly to consumers via the internet and through direct marketing distributors. The company is expecting significant sales and profits from NutraRight.

LIQUIDITY AND CAPITAL RESOURCES

         As of December 31, 1999 and June 30, 2000, we had cash and working capital of approximately $(214,669) and $49,248, respectively.

         We do not have any pending material commitments regarding capital expenditures. The Company is presently looking for $1.5 million in short and long-term financing which is required to fund NutraRight, Ives Formulation Company and secure regional television advertising that will help boost sales to large chain pharmacies. However, our current sources of liquidity and cash are insufficient to satisfy our cash needs beyond the next twelve months. We will require additional capital to fund our operations and pursue our business strategies. We expect to raise or obtain additional capital through the sale of securities and through the exercise of outstanding stock warrants. There can be no assurance that additional funds will be available. If adequate funds are not available, there will be a material adverse effect on our business, financial conditions and development strategies.

         Management believes that to achieve its objectives, the Company should seek additional funding of $750,000, whether it be through long-term debt or additional sales of stock or both. The funds will be used for company expansion, which will include the following: increasing inventory, significantly increasing advertising expenses, creating a multi- level marketing division where private label products will be sold to consumers directly over the internet, creating a hospital and doctor direct division where the products purchased from Dr. Bedeen and Quantum Resources will be sold directly to hospitals and doctors offices, creating an international sales division where products will be sold abroad and retirement of existing debt. Management also believes that the 4th quarter 1999 refocus on large chain pharmacy sales should significantly increase sales of the company which combined with the above company expansion will result in projected gross sales of $2 million for the year 2000 with positive net earnings.

         Due to the refocus on large chain pharmacy sales in the 4th quarter of 1999, company financial conditions had significantly improved by December 31, 1999. Since January 2000, Ives was posting positive operational cash flow. We are presently providing working capital from the sale of inventory. However, we are seeking to borrow additional working capital which will be used to implement the aforementioned company expansion.

         Since January, 2000, we have been servicing approximately $21,000 in monthly short-term and long-term debt payments and are meeting this debt service out of operational cash flow.

         Product Development and Research Plan for the Next Twelve Months

                  Ives' research and development department currently operates as follows: internal tracking, quality control, test results, product development and other important data are done internally in conjunction with an outside joint venture with Albertsons. Management plans to continue the validation testing for current products and all new products introduced.

         During the last half of 1999, Ives entered into a validation testing agreement with Albertsons where 400 participants were enrolled for validation testing in Oklahoma Albertsons pharmacies. The reason for this program was to substantiate the efficacy of our products. Each participant was given a 30 day supply of a specific product. A series of tests were performed under a doctor's supervision on each participant as part of the validation testing. The testing was completed on November 15, 1999. From these tests it was determined that Ives products have an overall effectiveness of 83%. This information is being used in Ives new Preventive Health Discount Plan where Ives, pharmacy chains and insurance companies enter into agreements that provide wellness to participants. The Ives Preventive Health Plan will be of significant benefit to insurance companies (decreased claims and increased profits), consumers (decreased drug expense, better health and lower insurance premiums), companies ( better employee health, less absenteeism, increased employee performance and lower insurance premiums), the participating pharmacy chains (increased traffic, increased sales and increased profits), and will significantly boost the sales of Ives products. The validation testing program has validated the product claims of Ives and will be very important in the expansion of Ives products, its markets, and the acceptance of its products by the ultimate consumer.

                             DESCRIPTION OF BUSINESS

         Ives is a development stage company that develops and markets homeopathic medicines, weight loss formulas, natural remedies, and nutritional supplements. We were incorporated under the laws of Oklahoma in February 1998. The Company began operations in 1992 as Ives and Associates -- a sales and distribution organization maintaining strong relationships with suppliers and customers.

         We began operations in the fourth quarter of 1992 as Ives and Associates, a sales and distribution organization engaged in the business of selling and distributing homeopathic supplements, weight loss products, vitamins, and other alternative medicines to the public through retail grocery stores and other distribution outlets. In 1993 we incorporated in the state of Oklahoma under the name Wellness Pharmaceutical, Inc. and in September, 1996 changed our name to Ives Health Company, Inc. In August, 1997, the shareholders of Ives exchanged all of their issued and outstanding shares for shares of Maxxon, Inc., a development stage company in the process of developing a safety syringe shares in a tax free share exchange. As a result, Ives Health Company became a wholly owned subsidiary of Maxxon. Pursuant to an agreement between Maxxon, Inc. and M. Keith Ives, entered into and made effective December 31, 1997, Ives and Maxxon, Inc. agreed to separate. The separation was accomplished by a split-off of non-monetary assets, a recapitalization and the issuance of 7,000,000 shares of new Ives common stock to M. Keith Ives, and 1,700,000 shares of new Ives common shares to Maxxon, Inc. The new Ives began operations January 1, 1998 and was incorporated in Oklahoma on February 12, 1998.

         Products

         The Company is engaged in developing and marketing innovative, safe, high quality natural medicines and nutritional supplements, which are guaranteed for potency and purity, including homeopathic medicines, weight loss formulas, natural remedies, and nutritional supplements. The Company's products can generally be grouped into four categories:


                  Homeopathic medicines (pure medicines)

                  Weight Management

                  Natural Remedies

                  Nutritional Snacks


         Homeopathic Medicines

         Homeopathic medicines, or "pure" medicines, help the body to help itself. They have no synthetic chemicals, no additives, no coloring matter, no flavoring, and no preservatives. They are scientific blends of specially prepared natural extracts and have individual curative powers, that are matched to the symptoms of an illness. The symptoms disappear gradually and naturally by harnessing the body's natural defense mechanisms, thus removing the cause of the ailment. Our homeopathic line includes products for aches and pains, acne, allergy, antacid, arthritis, cough and sore throat, energy, headache, PMS, and sinus.

         Weight Management

         Our premier product is an all-natural, effective and nutritious weight management program -- The Pharmacy Health & Diet Program'TM' or PHD. PHD was originally conceived by Dr. Jack Watkins, a doctor of naturopathic medicine, then developed and improved by M. Keith Ives and Ives' staff. PHD's main ingredient, Nutri-Lean, is featured in the prestigious Physicians' Desk Reference. This program is a three-step process, which initially conditions the body for weight loss, causes weight loss to occur, and then provides a healthy weight maintenance plan once the desired target weight is reached. The program does not require the dieter to go hungry nor does it deprive the body of needed nutrition.

         Natural Remedies

         Natural remedies are products that use proven natural compounds to combat every day illnesses and primarily to be used as a preventive measure. Our feature products in this category are:

                  T Factor, (an AIDS and Auto-Immune Illness treatment that significantly raises T- Cell, CD-4, CD-24 and CD-26 blood levels, thus greatly enhancing the immune system),

                  Immune 2000 (a scaled down version of T Factor for daily immune system enhancement),

                  Arthritis Formula,

                  Cholest-Away (a cholesterol/triglyceride lowering and maintenance product)

                  Relaxagent Anti-Stress Formula, and

                  Prostate Formula.

         Nutritional Snacks

         Leading the list of nutritional food supplements are products belonging to our Vegi Snack Food Line, which was developed utilizing the results of extensive research into cellular nutrition. Our premier product is Vegi Bears, a product that looks and tastes like "gummi bears" but is supplemented with nutrients from fruits and vegetables.

         Business Strategy, Markets and Marketing Plan

         According to Consumer Reports magazine, in February 1998 the weight loss market was approximately $35 billion and projected to approach $60 billion by the year 2005. We estimate that the size of the preventive health care market in 1995 was $760 million and is now approaching 10 billion dollars annually. There are 800+ firms that manufacture and/or distribute over-the-counter products of this kind. There are approximately 17,000 chain pharmacies and health food retail outlets. The number of independent pharmacies nationwide is approximately 41,000. The pharmaceutical industry includes the manufacture and distribution to the public of drugs and medicines. The industry was born in response to the need to take physicians out of the role of manufacturing medicines. Thus the industry now forms a needed bridge between physicians and their patients. Some manufacturers both produce and distribute their products; however, most manufacturers work with pharmaceutical distribution companies to get their products to the retailers and subsequently to the consumer.

         Historically, the products marketed by pharmaceutical companies have been created solely for the purpose of treating existing conditions and primarily, when recommended by physicians. With an increasing awareness by the public of the benefits of preventive health care and natural alternative medicines, i.e. no side effects, an increasing number of companies are developing and marketing products to serve this awakening market. The bulk of the market is still dedicated to products, which attempt to "cure" rather than prevent illness. Our products focus on the market segment of preventive health care products. The aim of our products is to improve the quality of life through natural means.

         While we have traditionally sold our products through niche marketing and word-of-mouth advertising over the past few years, we have launched an extensive advertising and marketing campaign in ten midwestern and southern markets, including Florida and Texas, commencing in September, 2000.

         We sell the bulk of our products through wholesale distributors and attempt to capitalize the success of our current wholesalers -- and generate business with new wholesalers, while continuing to seek regional and national chain pharmacies. Our primary distribution focus is through regional and national chain pharmacies. We are currently distributing through Mays, Drug Warehouse, Price Mart, Horizon, Pamida and The Medicine Shoppes (these are regional chains). National chains currently selling our products on a regional basis are Albertsons (2700 national locations), Dillons and Winn-Dixie (1200 plus national locations). We anticipate that the growth of the acceptance of our products will result in the addition of other large grocery and/or pharmaceutical chains as customers.

         We have established a strong alliance with wholesale distributors who sell to independent pharmacies and continued growth with these distributors is another reason for our achieving nationwide distribution. Our most noted strengths with our wholesalers are product quality, a strong in-store marketing package, high profit margins for both the wholesaler and the retail pharmacy, product and alternative medicine education, validation testing and outstanding promotional incentives and profit margins in the industry.

         Competition

         Our principal competitors are as follows:

                  WEIGHT LOSS: Ultra Slim Fast, Weight Watchers, Nutra-System, Jenny Craig, Dexatrim, Herbal Life, and Metabolyte.

                  HOMEOPATHIC MEDICINE: Nature's Way, Naturopath Medicines, Boyron, and Centrum are our principal competetors in this market.

                  NUTRITIONAL SUPPLEMENTS: Nature's Resource, Nature's Way, and Centrum are our biggest competitors and control approximately 35% of the market. However, most of their distribution is targeted through health food stores, i.e. GNC, Akins and a variety of others.

         Protection of Proprietary Technology

         We own the trademark to NutraRight and for all of the products owned by Ives Formulation Company, Inc.

         Manufacturing and Product Approval Process

         We market our products in the wholesale distribution market for nutritional supplements. All of our products are sold strictly over-the-counter and are non-prescription. On April 30, 2000, Ives Formulation Company, Inc., a newly organized and wholly owned Oklahoma subsidiary of Ives purchased certain assets from International Formulation and Manufacturing Company, Inc., of San Diego, CA , or IFM. IFM is the primary supplier of certain products private labeled by Ives. The purchase price consisted of $502,000 in cash, a promissory note of $150,000 payable by Ives at $25,000 per month for 6 months beginning May 1, 2000, and 150,000 shares of Ives common stock. The Ives stock was issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

         The assets purchased consisted of various manufacturing equipment used to mix, tabletize, encapsulate, and package natural non-prescription medicines; certain inventory of finished goods and work in progress, certain office furniture, computers, office machines, laboratory equipment, various intellectual property rights, including the exclusive right to certain formulas of products which Ives private labels. We intend to continue the use of the above assets. As a result of this purchase, we now have control of the equipment and personnel to supply us with the products we supply to our customers.

         Insurance

          We believe that we carry adequate insurance coverage on all property and equipment.

         Material Contracts

         We have an exclusive license agreement with Dr. Robert Slayton-Bedeen relating to certain technology developed by Dr. Bedeen. The purpose of the license agreement with Dr. Bedeen was to obtain all rights to formulations (including the rights to manufacture, distribute and sell) that Dr. Bedeen had developed with respect to products named, Immune 2000, T-factor and a revolutionary burn creme. This agreement has not been significant to Ives in the past. This agreement will be a significant part of Ives year 2000 expansion. The aforementioned products will be the primary products sold in the new Hospital and Doctor Direct Division of Ives which is scheduled to be created in the fall of 2000.

         Employees

         We presently have 27 full time employees.

         Facilities

         Ives's principal executive office currently occupies approximately 13,200 square feet of space located at 817 N.J.M. Davis Blvd., Claremore, OK, 74017. We own the land and building at this address, and all furniture, fixtures, and equipment. The balance due on the building mortgage as of June 30, 2000 was $149,161. The property is used primarily for packaging, storage and shipping of Ives products and a lesser part of the building houses our corporate offices. Ives's telephone number is (918) 283-1226 and its facsimile number is
(918) 283-1232.

         Ives believes that its current facilities will meet Ives's office needs until the closing of this offering, and that suitable facilities will be available when, and if needed, to accommodate Ives's future operations.

         Legal Proceedings

         We are aware of no material legal proceedings against Ives.

                                   MANAGEMENT

         EXECUTIVE OFFICERS AND DIRECTORS

            Our executive officers and directors and their ages as of
                        October 25, 2000 are as follows:

         -----------------------------------------------------------------------

         Name                       Age              Title
         ----                       ---              -----
         M. Keith Ives              42               President and Director
         Michael Harrison           45               CEO and Director
         Perry Ives                 36               Vice-president and Director
         JoEtta Hughes              43               CFO and Director

         All directors of Ives hold office until the next annual meeting of shareholders or until their successors are elected and qualified. Currently, there are six directors of Ives. The Bylaws permit the Board of Directors to fill any vacancy and such director may serve until the next annual meting of shareholders or until his successor is elected and qualified. Officers serve at the discretion of the Board of Directors. M. Keith Ives, President, JoEtta Hughes, CFO and Perry Ives, Vice President are siblings.

         M. KEITH IVES, has been President of Ives since 1995. Mr. Ives, upon graduating from Oklahoma State University in 1982, went to work for McKesson Drug Co. as a territory sales manager where he gained expertise in sales, pharmacology, marketing, business management, and business consulting. After seven years with McKesson Drug Co., in 1987 he bought Ives and Associates, an insurance agency through which he gained experience in personnel management, sales management, and knowledge about the insurance industry and their role in the pharmaceutical industry. Simultaneously, he became a distributor for a direct marketing company in which he acquired the skills in applying direct marketing to the pharmaceutical business.

         MICHAEL HARRISON, was hired as CEO of Ives on December 27, 1999.
Mr. Harrison was a production manager for Oxy USA Inc., the largest oil operation in the state of Kansas from 1987-1991. He was a financial consultant for the corporate financial planning and analysis department of OXY USA from 1991-1993 and evaluated 106 oil companies for possible acquisition during 1992. Mr. Harrison was a co-instructor of an in-house business decision making school for Oxy USA Inc. from 1991-1992. While at Oxy, he managed divestment of $5 million of company properties at auction during 1992. From 1993-1996 Mr. Harrison served as the President of Hasty-Bake Barbecue Grill

Company. From 1996-1999 he was the President of RPC Company, an industrial powder coating operation.

         JOETTA HUGHES, is CFO of Ives, a position she has held since
1993. Ms. Hughes has comprehensive experience in accounting, the pharmaceutical industry, warehouse and personnel management with McKesson Drug Co. where she was employed as branch manager from 1979-1989. From 1989-1991 she was an assistant comptroller for a division of Coopers and Lybrand accounting firm.. Ms. Hughes graduated valedictorian from Bryan Institute in 1981 with a B.S. in computer programming and accounting. She is currently Vice President of the local chapter of Business and Professional Woman's Federation as well as state Membership Chair and she currently sits on the advisory boards for Rogers University and Oklahoma State University.

         PERRY IVES has been Vice President of Marketing for Ives since
1997. From 1994-1997, Mr. Ives worked at Ives as manager of production.
Mr. Ives has 13 years experience in employee relations and day to day operations as maintenance supervisor for Southwest Properties, an apartment management firm. He received his associates degree in computerized accounting at Condie College in California in 1989.

         FRED OBERLOH has been with Ives in its marketing department since 1996 and has been Ives' national sales manager since January 1999. Mr. Oberloh has been in the pharmaceutical industry for over 20 years as a regional sales manager with Pittman Moore Drug Company where he worked until January 1996.

         CONFLICTS OF INTEREST

         There are no agreements or understandings with any of our directors or officers regarding termination of employment or change-in control arrangements.

         LIMITATION ON LIABILITY OF DIRECTORS

         Our Certificate of Incorporation provides for indemnification to the full extent permitted by Oklahoma law of all persons it has the power to indemnify under Oklahoma law. In addition, Ives' Bylaws provide for indemnification to the full extent permitted by Oklahoma law of all persons it has the power to indemnify under Oklahoma law. Such indemnification is not deemed to be exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders or otherwise. The provisions of our Certificate of Incorporation and Bylaws which provide indemnification may reduce the likelihood of derivative litigation against Ives' directors and officers for breach of their fiduciary duties, even though such action, if successful, might otherwise benefit Ives and its stockholders.

                             EXECUTIVE COMPENSATION

                           Summary Compensation Table


                                                                                                    LONG TERM COMPENSATION
                                                                                                    ----------------------
                                                             ANNUAL COMPENSATION
                                                             -------------------
                                                                                                   AWARDS            PAYOUTS
                                                                                                   ------            -------
                                                                                                   RESTRICTED
NAME AND PRINCIPAL                                                              OTHER ANNUAL       STOCK             ALL OTHER
POSITION                                        SALARY              BONUS       COMPENSATION       AWARDS            COMPENSATION
------------------                              ------              -----       ------------       -----------       ------------
Keith Ives, President, Director       1998      $64,125               --                --                 --                  --
Perry Ives, Vice President, Director  1998      $27,408               --                --                 --                  --
Jo Etta Hughes, CFO, Director         1998      $33,594               --                --                 --                  --
Tony Fauver, Production Manager       1998      $21,549               --                --                 --                  --

Keith Ives, President, Director       1999      $70,333               --                --                 --                  --
Perry Ives, Vice President, Director  1999      $32,165               --                --                 --                  --
Jo Etta Hughes, CFO, Director         1999      $43,552               --                --                 --                  --
Tony Fauver, Production Manager       1999      $28,252               --                --                 --                  --

Michael Harrison, CEO, Director       2000      $70,000               --                --                 --            $3,600(1)
Keith Ives, President, Director       2000      $72,000               --                --                 --                  --
Perry Ives, Vice President, Director  2000      $36,000               --                --                 --                  --
Jo Etta Hughes, CFO, Director         2000      $60,000               --               ----                --                  --

(1) Represents $300.00 per month for a company car.




                             PRINCIPAL SHAREHOLDERS

The table sets forth certain information concerning the beneficial ownership of our common stock as of the date of this prospectus, by (i) each person known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our named executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned.

Title of Class             Name, Title and Address                     Shares Beneficially                Shares Beneficially
--------------             -----------------------                     Owner Prior to Offering            Owned After Offering
                           of beneficial owners                        -------------------------          ------------------------
                           --------------------                        Number           Percent           Number           Percent
Common                   M. Keith Ives, Officer/Director             8,186,374             45.19%             8,186,374       36.10%
                         817 North J.M. Davis Blvd.
                         Claremore, OK 74017

Common                   Maxxon, Inc., Beneficial Owner              1,200,000              6.62%             1,200,000        5.30%
                         8908 S. Yale Ave, Ste 409, Tulsa,
                         OK 74137

Common                   JoEtta Hughes, Officer/Director               699,984              3.86%               699,984        3.09%
                         817 North J.M. Davis Blvd.
                         Claremore, OK 74017

Common                   Perry Ives, Officer/Director                  363,300              2.00%               363,300        1.60%
                         817 North J.M. Davis Blvd.
                         Claremore, OK 74017

Common                   Michael Harrison, CEO/Director                200,000                 *                200,000           *
                         817 North J.M. Davis Blvd.
                         Claremore, OK 74017

Common                   All Officers and Directors as a             9,449,658             52.17%             9,449,658       41.66%
                         group ( 4 persons )

* Indicates less than 1%

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 1998, officers loaned the Company $91,044 to cover certain operating expenses. During 1998, the Company repaid a total of $81,711. The remaining note payable-officer balance of $41,752 accrues interest at a rate of 10% per year. During 1999 certain officers & shareholders of the company advanced $270,487 to the company to over certain operating expenses. During the year a total of $191,101 was paid on these notes leaving a balance due of $121,137 at December 31, 1999.

                            DESCRIPTION OF SECURITIES

         Ives is authorized to issue 50,000,000 shares of Common Stock, par value $0.001 per share, of which and 18,117,341 shares were outstanding as of October 25, 2000.

COMMON STOCK

         Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, and therefore the holders of a majority of the shares of common stock voting for the election of directors may elect all of our directors standing for election. Holders of a majority of the issued and outstanding shares of Common Stock may take action by written consent without a meeting. In the event of a liquidation, dissolution or winding up of the affairs of Ives, whether voluntary or involuntary, and subject to the rights of the holders of any outstanding shares of preferred stock, the holders of shares of common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. The common stock has no preemptive, redemption, conversion or subscription rights. All outstanding shares of common stock are, and the shares of common stock to be issued pursuant to this offering will be, fully paid and non-assessable. The issuance of common stock or of rights to purchase common stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors. To date, Ives has not paid cash dividends on its Common Stock. Holders of Common Stock are entitled to receive such dividends as may be declared and paid from time to time by the Board of Directors out of funds legally available, therefore, Ives intends to retain any earnings for the operation and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of cash dividends will depend upon future earnings, results of operations, capital requirements of Ives financial condition and such other factors as the Board of Directors may consider.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS AND CERTAIN OKLAHOMA STATUTES

         Provisions of our certificate of incorporation and bylaws, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

         Our certificate of incorporation authorizes the board of directors to fill vacant directorships or increase the size of the board of directors. This may deter a shareholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

         The bylaws also include requirements as to the form and content of a shareholder's notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

         The authorized but unissued shares of common stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

         Our certificate of incorporation provides that we may grant rights or options to purchase any shares of our common stock of any class or series to run for such period of time, for such consideration, upon such terms and conditions, and in such form as our board of directors may determine. This provision may allow the board to enact certain anti-takeover plans.

         We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an "interested stockholder" from engaging in a "business combination" with an Oklahoma corporation for three years following the date that person became an interested stockholder, unless:

          prior to the date such person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

          upon consummation of the transaction that resulted in the interested stockholder's becoming an interested stockholder, the interested stockholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

          on or subsequent to the date of the transaction in which such person became an interested stockholder; the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

Section 1090.3 defines a "business combination" to include:

          any merger or consolidation involving the corporation and an interested stockholder;

          any sale, transfer, pledge or other disposition involving an interested stockholder of 10% or more of the assets of the corporation;

          subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

          any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

          the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of Section 1090.3, the term "corporation" also includes our majority-owned subsidiaries. In addition, Section 1090.3 defines an "interested stockholder" as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

If we have 1,000 or more shareholders and meet other conditions, we will be subject to Oklahoma's control share act. With exceptions, this act prevents holders of 20% or more of the voting power of our stock from voting their shares for a period of three years unless the acquisition has been approved by our shareholders in accordance with the act. This provision may delay the time it takes anyone to gain control of us.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

         Our bylaws include provisions whereby our officers and directors are to be indemnified. Our certificate of incorporation also limits, to the fullest extent permitted by Oklahoma law, a director's liability for monetary damages for breach of fiduciary duty, including gross negligence. Under Oklahoma law, however, a director's liability cannot be limited for:

          breach of the director's duty of loyalty;

          acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

          the unlawful payment of a dividend or unlawful stock purchase redemption; or

          any transaction from which the director derives an improper personal benefit.

Oklahoma law does not eliminate a director's duty of care and this provision has no effect on the availability of equitable remedies such as injunction or rescission based upon a director's breach of the duty of care.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                          TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the common stock is Executive Registrar and Transfer Agency, Inc., 3118 West Thomas Road, Ste 707, Phoenix, Arizona 85017.

                           STOCK PURCHASE AGREEMENT

OVERVIEW

         We signed a common stock purchase agreement with the Purchasers on July 29, 2000, for the future issuance and purchase of shares of our common stock. The stock purchase agreement establishes what is sometimes termed an equity line of credit or an equity drawdown facility.

         In general, the drawdown facility operates like this: the investor, the Purchasers have committed to provide us up to $2.4 million as we request it over an 11 month period, in return for common stock we issue to them. Once every 20 trading days, we may request a draw of up to $200,000 of that money. The maximum amount we actually can draw down upon each request will be determined by the volume-weighted average daily price of our common stock for the 20 trading days prior to our request. Each draw down must be for at least $60,000.

         At the end of a 20 trading day period following the drawdown request, the actual drawdown amount is determined based on the volume-weighted average stock price during that 20-day period. We then use the formulas in the common stock purchase agreement to determine the number of shares we will issue to Purchasers in return for that money. The aggregate total of all draws cannot exceed $2.4 million and no single draw can exceed $200,000, except for the initial drawdown which may be up to $400,000. We are under no obligation to request a draw for any period.

         The per share dollar amount the Purchasers pay for our common stock for each drawdown includes a 30% discount to the average daily market price of our common stock for the 20-day period after our drawdown request, weighted by trading volume.

         We will receive the amount of the draw down less a 4% finder's fee payable to Bondy & Schloss LLP, or the Finder, which introduced the Purchasers to us. The Finder is a law firm and is named as an expert in this prospectus. It is not obligated to purchase any of our shares, but as an additional finder and escrow agent fee, we have issued to Bondy & Schloss LLP 200,000 shares of common stock and warrants to purchase 544,000 shares of our common stock at an exercise price of $.50 per share. The common stock issuable upon exercise of those warrants is included in the registration statement of which this prospectus is a part.

         The common stock purchase agreement does not permit us to drawdown funds if the issuance of shares of common stock to the Purchasers pursuant to the drawdown would result in the Purchasers owning more than 19.9% of our outstanding common stock on the drawdown exercise date.

Amount of the Draw

         No draw can exceed the lesser of 200,000 and the capped amount that is derived from the following formula:

The average of the volume-weighted average daily prices for the 20 trading days immediately prior to the date we give notice of the drawdown multiplied by 70%.

         The lesser of our drawdown request and the capped amount is reduced by 1/20 for every day in the 20 trading days after our drawdown request that the volume-weighted average daily price for a trading day is below the threshold price set by us in the request. If the daily price for a day is below the threshold price, we will not issue any shares and the Purchasers will not purchase any shares for that day. We cannot make another drawdown request until expiration of the 20 trading days that follow a drawdown request we have already made.

Number of Shares

         The 20 trading days immediately following the drawdown notice are also used to determine the number of shares we will issue in return for the money provided by Purchasers, and thus the price per share the Purchasers will pay for our shares.

         To determine the number of shares of common stock we must issue in connection with a drawdown, take 1/20 of the drawdown amount determined by the formulas above, and for each of the 20 trading days immediately following the date we give notice of the drawdown, divide it by 70% of the volume-weighted average daily trading price of our common stock for that day. The 70% accounts for Purchasers' 30% discount. The sum of these 20 daily calculations produces the number of common shares we will issue, unless the volume-weighted average daily price for any given trading day is below the threshold amount, in which case that day is ignored in the calculation. The price per share the Purchasers ultimately pays is determined by dividing the final drawdown amount by the number of shares we issue the Purchasers.

Necessary Conditions Before Purchasers Are Obligated to Purchase Our Shares

         The following conditions must be satisfied before the Purchasers are obligated to purchase the common shares that we wish to sell from time to time:

1. A registration statement for the shares must be declared effective by the Securities and Exchange Commission and must remain effective and available as of the draw down settlement date for making resales of the common shares purchased by the Purchasers;

2. There can be no material adverse change in our business, ions, properties, prospects or financial condition;

3. No statute, rule, regulation, executive order, decree, ruling or injunction may be in effect which prohibits consummation of the transactions contemplated by the stock purchase agreement;

4. No litigation or proceeding nor any investigation by any governmental authority can be pending or threatened against us or the Purchasers seeking to restrain, prevent or change the transactions contemplated by the stock purchase agreement or seeking damages in connection with such transactions; and

5. Trading in our common shares must not have been suspended by the Securities and Exchange Commission or the OTC Bulletin Board, or any national market or exchange on which our stock is listed or trades.

         On each drawdown settlement date for the sale of common shares, we must deliver an opinion from our counsel about a number of these matters.

Restrictions on Future Financings

         The common stock purchase agreement limits our ability to raise money by selling our securities for cash at a discount to the market price until the earlier of 11 months from the effective date of the registration statement of which this prospectus is a part or the date which is 60 days after Purchasers have purchased the maximum of $2,400,000 worth of common stock from us under the common stock purchase agreement.

         There are exceptions to this limitation for securities sold in the following situations:

0 in a registered public offering which is underwritten by one or more established investment banks;

0 in one or more private placements where the purchasers do not have registration rights;

0 pursuant to any presently existing or future employee benefit plan which plan has been or is approved by our stockholders;

0 pursuant to any compensatory plan for a full-time employee or key consultant;

0 in connection with a strategic partnership or other business transaction, the principal purpose of which is not simply to raise money; and

         a transaction to which the Purchasers gives its written approval.

Indemnification of Purchasers

         The Purchasers are entitled to customary indemnification from us for any losses or liabilities suffered by them based upon material misstatements or omissions from the registration statement and the prospectus, except as they relate to information supplied by them to us for inclusion in the registration statement and prospectus.

                               SELLING STOCKHOLDER

Overview

         Common shares registered for resale under this prospectus constitute 25.23% of our issued and outstanding common shares as of October 25, 2000. The number of shares we are registering is based in part on our good faith estimate of the maximum number of shares we will issue to the Purchasers under the stock purchase agreement. Accordingly, the number of shares we are registering for issuance under the stock purchase agreement may be higher than the number we actually issue under the stock purchase agreement.

The Purchasers

         The Purchasers are engaged in the business of investing in publicly traded equity securities for their own accounts. Investment decisions for the Purchasers are made by their respective boards of directors. The Purchasers do not currently own any of our securities as of the date of this prospectus. Other than their obligation to purchase common shares under the stock purchase agreement, they have no other commitments or arrangements to purchase or sell any of our securities. There are no business relationships between the Purchasers and us other than the stock purchase agreement.

                              PLAN OF DISTRIBUTION

         The Purchasers are offering the common shares for their accounts as statutory underwriters, and not for our account. We will not receive any proceeds from the sale of common shares by the Purchasers. The Purchasers may be offering for sale up to 4,571,429 common shares acquired by them pursuant to the terms of the stock purchase agreement more fully described under the section above entitled "Stock Purchase Agreement". The Purchasers have agreed to be named as a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common stock and will be acting as underwriters in the resales of the common stock under this prospectus. The Purchasers have, prior to any sales, agreed not to effect any offers or sales of the common stock in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common stock in violation of any applicable state and federal securities laws, rules and regulations and the rules and regulations of the OTC Bulletin Board. If the maximum number of shares permitted to be issued pursuant to the common stock purchase agreement and the warrants are in fact to be issued, we will seek shareholder approval to increase the number of authorized shares.

         To permit the Purchasers to resell the common shares issued to them under the stock purchase agreement, we agreed to register those shares and to maintain that registration. To that end, we have agreed with the Purchasers that we will prepare and file such amendments and supplements to the registration statement and the prospectus as may be necessary in accordance with the Securities Act and the rules and regulations promulgated thereunder, to keep it effective until the earliest of any of the following dates:

0 the date after which all of the common shares held by the Purchasers or their transferees that are covered by the registration statement of which this prospectus is a part have been sold under the provisions of Rule 144 under the Securities Act of 1933;

0 the date after which all of the common shares held by the Purchasers or their transferees that are covered by the registration statement have been transferred to persons who may trade such shares without restriction under the Securities Act of 1933 and we have delivered new certificates or other evidences of ownership of such common shares without any restrictive legend;

0 the date after which all of the common shares held by the Purchasers or their transferees that are covered by the registration statement have been sold by the Purchasers or their transferees pursuant to such registration statement;

0 the date after which all of the common shares held by the Purchasers or their transferees that are covered by the registration statement may be sold, in the opinion of our counsel, under Rule 144 under the Securities Act of 1933 irrespective of any applicable volume limitations;

0 the date after which all of the common shares held by the Purchasers or their transferees that are covered by the registration statement may be sold, in the opinion of our counsel, without any time, volume or manner limitations under Rule 144(k) or similar provision then in effect under the Securities Act of 1933; or

0 the date after which none of the common shares held by the Purchasers that are covered by the registration statement are or may become issued and outstanding.

         Shares of common stock offered through this prospectus may be sold from time to time by the Purchasers. We will supplement this prospectus to disclose the names of any pledgees, donees, transferees or other successors in interest that intend to offer common stock through this prospectus.

         Sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. The selling stockholders will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. WE HAVE BEEN INFORMED BY THE SELLING STOCKHOLDERS THAT THERE ARE NO EXISTING ARRANGEMENTS BETWEEN ANY OF THE SELLING STOCKHOLDERS AND ANY OTHER STOCKHOLDER, BROKER, DEALER, UNDERWRITER OR AGENT RELATING TO THE SALE OR DISTRIBUTION OF SHARES OF COMMON STOCK WHICH MAY BE SOLD BY THE SELLING STOCKHOLDERS THROUGH THIS PROSPECTUS. The Purchasers are underwriters in connection with resales of their respective shares.

         The common shares may be sold in one or more of the following manners:

0 a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell portion of the block as principal to facilitate the transaction;

0        purchases by a broker or dealer for its account under this prospectus;
         or

0 ordinary brokerage transactions and transactions in which the broker solicits purchases.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by the selling stockholders. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such common shares, from such purchaser).

         Broker-dealers may agree with the selling stockholders to sell a specified number of common shares at a stipulated price per share, and, to the extent a broker dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold common shares at a price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resales of the common shares.

         In addition, any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. We will not receive any of the proceeds from the sale of these common shares, although we have paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

         Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously engage in market making activities with respect to such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution, including stabilization activities in the common shares to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition, in connection with the transactions in the common shares, the Purchasers and we will be subject to applicable provisions of the Exchange Act and the rules and regulations under that Act, including, without limitation, the rules set forth above. These restrictions may affect the marketability of the common shares.

         The selling stockholders will pay all commissions and its own expenses any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.

         The price at which we will issue the common shares to the Purchasers under the stock purchase agreement will be 70% of the volume-weighted average daily trading price on the OTC Bulletin Board, for each day in the pricing period with respect to each drawdown request.

LIMITED GRANT OF REGISTRATION RIGHTS

         We granted registration rights to the Purchasers to enable them to sell the common stock it purchases under the common stock purchase agreement. In connection with any such registration, we will have no obligation:

o to assist or cooperate with the Purchasers in the offering or disposition of such shares;

o to indemnify or hold harmless the holders of any such shares (other than the Purchasers) or any underwriter designated by such holders;

o to obtain a commitment from an underwriter relative to the sale of any such shares; or

o        to include such shares within any underwritten offering we do.

         We will assume no obligation or responsibility whatsoever to determine a method of disposition for such shares or to otherwise include such shares within the confines of any registered offering other than the registration statement of which this prospectus is a part.

         We will use our best efforts to file, during any period during which we are required to do so under our registration rights agreement with the Purchasers, one or more post-effective amendments to the registration statement of which this prospectus is a part to describe any material information with respect to the plan of distribution not previously disclosed in this prospectus or any material change to such information in this prospectus. This obligation may include, to the extent required under the Securities Act of 1933, that supplemental prospectus be filed, disclosing

o        the name of any broker-dealers;

o        the number of common shares involved;

o        the price at which the common shares are to be sold;

o the commissions paid or discounts or concessions allowed to broker-dealers, where applicable;

o that broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

o        any other facts material to the transaction.

         Our registration rights agreement with the Purchasers permits us to restrict the resale of the shares the Purchasers have purchased from us under the common stock purchase agreement for a period of time sufficient to permit us to amend or supplement this prospectus to include material information. If we restrict the Purchasers for more than 20 days in any 12-month period and our stock price declines during the restriction period, we are required to pay to the Purchasers cash to compensate the Purchasers for their inability to sell shares during the restriction period. The amount we would be required to pay would be the difference between our stock price on the first day of the restriction period and the last day of the restriction period, for each share held by the Purchasers during the restriction period that has been purchased under the common stock purchase agreement.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of our common stock in the public market or the prospect of such sales by existing shareholders and warrant holders could materially adversely affect the market price of our common stock. As of October 25, 2000, we had outstanding 18,117,341 shares of common stock A large majority of our outstanding shares of common stock are either registered and therefore freely tradable or may be transferred pursuant to Rule 144(k) under the Securities Act, unless held by our "affiliates" as that term is defined in Rule 144 under the Securities Act. In June, 2000, we filed a Registration Statement on Form S-8 under the Securities Act covering 1,811,565 shares of common stock issued in consideration for services rendered. In August, 2000, we also filed a Registration Statement on Form S-8 under the Securities Act covering 2,080,750 shares of common stock issued in consideration for services rendered. Upon issuance, shares registered under such Registration Statements will be, subject to Rule 144 volume limitations applicable to our affiliates, available for sale in the open market.

         Upon completion of this offering, assuming all of the shares are purchased, Ives will have outstanding 22,688,770 shares of common stock Of these shares, only the 4,571,429 shares offered in this offering and the 3,892,315 shares previously registered on Form S-8 will be freely tradable without restriction, except for restrictions imposed by certain state regulatory authorities, or registration under the Securities Act, except that any shares purchased by an "affiliate" of Ives, as defined in the rules and regulations promulgated under the Securities Act, will be subject to the resale limitations under Rule 144 under the Securities Act. The remaining 14,225,026 shares of outstanding common stock were issued and sold by Ives in private transactions in reliance upon exemptions from registration under the Act. Such shares may be sold only pursuant to an effective registration statement filed by Ives or an applicable exemption, including the exemption contained in Rule 144 promulgated under the Act.

         In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of Ives may sell shares of common stock after at least one year has elapsed since such shares were acquired from Ives or an affiliate of Ives. The number of shares of common stock which may be sold within any three-month period is limited to the greater of: (i) one percent of the then outstanding common stock or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding the date on which notice of such sale was filed under Rule 144.

         Certain other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of Ives (and who has not been an affiliate of Ives for 90 days prior to the sale) and who has beneficially owned shares acquired from Ives or an affiliate of Ives for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

         No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of the common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, or the perception that such sales may occur, could have a material adverse effect on prevailing market prices.

                                  LEGAL MATTERS

         Bondy & Schloss LLP, New York, New York, has advised us with respect to the validity of the securities offered by this prospectus. Bondy & Schloss LLP owns 200,000 shares of common stock of the Company.

                                     EXPERTS

         The financial statements of Ives Laboratories, Inc. as of December 31, 1999 and 1998 and for the years then ended and for the period from January 1, 1998 (date of inception) to December 31, 1999 included in this prospectus have been audited by Henderson Sutton & Co., P.C., independent public accountants, as stated in their report appearing elsewhere in this prospectus, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed a registration statement on Form SB-2 with the SEC for our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement or incorporated herein by reference for the copies of the actual contract, agreement or other document. Following this offering we will be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

         You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at its public reference facilities at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                            IVES HEALTH COMPANY, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          Index to Financial Statements

                                                                                  PAGE
                                                                                  ----
Report of Independent Public Accountants                                           F-2
Balance Sheets
    December 31, 1999 and 1998                                                     F-3

Statements of Operations
    Years Ended December 31, 1999 and 1998 and Period From
    January 1, 1998 (Date of Inception) to December 31, 1999                       F-5

Statements of Cash Flows
    Years Ended December 31, 1999 and 1998 and Period From
    January 1, 1998 (Date of Inception) to December 31, 1999                       F-6

Statements of Stockholders' Equity
    Years Ended December 31, 1999 and 1998 and Period From
    January 1, 1998 (Date of Inception) to December 31, 1999                       F-8

Notes to Financial Statements                                                     F-10

Balance Sheet
    June 30, 2000 and December 31, 1999 (Unaudited)                               F-16

Statements of Operations
    Six Months Ended June 30, 2000 and 1999 and For the Three Months Ended
    June 30, 2000 and 1999                                                        F-18

Statements of Cash Flows
    For the Periods June 30, 2000, March 31, 2000 and December 31, 1999           F-19

Notes to Condensed Financial Statements (Unaudited)                               F-20


INDEPENDENT AUDITOR'S REPORT

     To the Board of Directors and Shareholders of Ives Health Company, Inc.:

     We have audited the balance sheet of Ives Health Company, Inc., (A Development Stage Company), an Oklahoma Corporation, as of December 31, 1999 and 1998 and the related statements of operation, shareholders' equity and cash flows from January 1, 1998 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ives Health Company, Inc., (A Development Stage Company), as of December 31, 1999 and 1998 and the results of its operations and its cash flows for the years ending December 31, 1999 and 1998 and from January 1, 1998 (inception) to December 31, 1999 in conformity with generally accepted accounting principles.

     HENDERSON SUTTON & CO., P.C.


     /s/ HENDERSON SUTTON & CO., P.C.
     --------------------------------
     Certified Public Accountants
     Tulsa, Oklahoma
     March 15, 2000

                            IVES HEALTH COMPANY, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                     ASSETS

                                                                                  1999            1998
                                                                                  ----            ----
  Current Assets
       Cash                                                                   $     3,165    $    24,787
       Accounts Receivable                                                         78,704          8,853
            Less Allowance For Doubtful Accounts                                  (10,000)            --
       Inventories                                                                153,970        156,819
       Prepaid expenses                                                           110,952             --
       Loans to officers                                                            5,000             --
                                                                              -----------    -----------

              Total Current Assets                                                341,791        190,459
                                                                              -----------    -----------

  Property and Equipment

       Property, Plant & Equipment                                                491,180        445,586
       Less Accumulated Depreciation                                               62,097         21,136
                                                                              -----------    -----------

  Net Property and Equipment                                                      429,083        424,450
                                                                              -----------    -----------

  Other Assets
       Goodwill-net                                                               284,700        306,600
       Deposit                                                                        600            900
       Marketing design program-net                                                13,849         31,778
       Investments                                                                 39,825         34,055
                                                                              -----------    -----------

              Total Other Assets                                                  338,974        373,333
                                                                              -----------    -----------

      TOTAL ASSETS                                                            $ 1,109,848    $   988,242
                                                                              -----------    -----------

  LIABILITIES AND SHAREHOLDERS' EQUITY

  Current Liabilities
       Accounts Payable                                                       $   252,847    $   179,940
       Payroll & sales taxes payable                                               22,924         11,092
       Accrued Expenses                                                            11,283         22,998

       Note payable to officer                                                    121,137         41,752
       Current Portion of Long Term Debt                                          151,434        272,219
                                                                              -----------    -----------

              Current Liabilities                                                 559,625        528,000
                                                                              -----------    -----------

  Long-Term Liabilities

        Notes Payable                                                             681,758        556,904
        Less current portion long-term debt                                      (151,434)       272,219
                                                                              -----------    -----------

              Total Long-term Liabilities                                         530,324        284,685
                                                                              -----------    -----------

              Total Liabilities                                                 1,089,949        812,685
                                                                              -----------    -----------

  Shareholders' Equity
        Common Stock (Par $.001)                                                   12,847          9,578
             12,846,946 and 9,577,650 outstanding at
              December 31, 1999 and 1998 respectively

        Additional Paid in Capital                                              1,100,040        668,725




        Retained earnings                                                      (1,092,988)      (502,746)
                                                                              -----------    -----------

              Total Shareholder's Equity                                           19,899        175,556
                                                                              -----------    -----------

        TOTAL LIABILITIES & SHAREHOLDER'S EQUITY                              $ 1,109,848    $   988,242
                                                                              -----------    -----------



(The accompanying notes are an integral part of these Financial Statements)

                            IVES HEALTH COMPANY, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                             STATEMENT OF OPERATIONS
                               FOR THE YEARS ENDED
                           DECEMBER 31, 1999 AND 1998


                                                 JANUARY 1, 1998
                                                    (INCEPTION)
REVENUES                                       TO DECEMBER 31, 1999           1999                   1998
                                               --------------------       ------------           ------------

    Sales                                         $    864,421           $    469,567           $    394,854

    Cost of Sales                                      522,565                330,526                192,039
                                                  ------------           ------------           ------------

       Gross Profit                                    341,856                139,041                202,815
                                                  ------------           ------------           ------------

    OPERATING EXPENSES

       Selling Expenses                                525,979                196,830                329,149
       General & Administrative Expenses               856,256                532,563                323,693
       Depreciation & Amortization                     105,222                 77,694                 27,528
       Interest & Factoring Expense                     97,387                 72,196                 25,191
                                                  ------------           ------------           ------------


                Total Operating Expenses             1,584,844                879,283                705,561
                                                  ------------           ------------           ------------


    NET OPERATING LOSS                              (1,242,988)              (740,242)              (502,746)

       Gain On Contract Default                        150,000                150,000                    ---

       Income Tax Expense                                  ---                    ---                    ---
                                                  ------------           ------------           ------------

                NET LOSS                          $ (1,092,988)          $   (590,242)          $   (502,746)
                                                  ------------           ------------           ------------


    Weighted Average of Shares Outstanding                                 10,146,618              9,034,076
                                                                         ------------           ------------

    Net Loss Per Share                                                   $      (.058)          $      (.056)
                                                                         ============           ============



THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE FINANCIAL STATEMENTS.

                            IVES HEALTH COMPANY, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS
                  FOR THE YEAR ENDED DECEMBER 31, 1999 AND 1998


                                                                     1999                1998
                                                                     ----                ----

Cash Flows From Operating Activities
      Net loss from operations                                    $(590,242)          $(502,746)
      Depreciation                                                   40,961               9,568
      Amortization                                                   36,641              26,189
      Stock Issued for services                                     151,436                 ---
      (Increase) decrease in accounts receivable                    (59,851)             51,702
      (Increase) decrease in inventories                              2,848             (86,295)
      (Increase) decrease in prepaid expenses                      (110,951)             27,806
      Increase (decrease) in accounts payable                        72,908             108,045
      Increase (decrease) in accrued payroll taxes                   11,832               7,612
      Increase (decrease) in accrued expenses                       (11,716)             12,382
      Liabilities assumed from old Ives                                 ---              (8,614)

      Net Cash Provided (Used) by Operating Activities             (456,134)           (354,351)
                                                                  ---------           ---------

Cash Flows From Investing Activities
     Loans to Officers                                               (5,000)                ---
     Property Plant and Equipment                                   (45,594)           (424,892)
     Deposits                                                           300               3,380
     Investments                                                     13,418             (35,975)
     Other Assets                                                       ---             (34,055)
     Equity acquired from old Ives                                      ---             (17,976)

     Net Cash Provided (Used) by Investing Activities               (36,876)           (509,518)
                                                                  ---------           ---------

Cash Flows From Financing Activities
     Notes payable to Officers                                        4,385              20,772
     Long term debt                                                 199,854             502,219
     Sale of Common Stock for Cash, net of offering cost            267,387             358,417

     Net Cash Provided (Used) by Financing Activities               471,387             881,408
                                                                  ---------           ---------



              NET INCREASE (DECREASE) IN CASH                       (21,623)             17,539

              CASH AT BEGINNING OF YEAR                              24,787               7,249

              CASH AT END OF YEAR                                 $   3,165           $  24,787




Non-cash financing & investing activities:
     Stock issued for investments                                 $  16,000           $     ---
      Goodwill                                                          ---             328,500
      Stock issued for services                                     151,436                 ---
      Stock issued for product formulas                              16,000                 ---
                                                                  ---------           ---------
                                                                  $ 183,436           $ 328,500
                                                                  =========           =========



(The accompanying notes are an integral part of these Financial Statements)

                            IVES HEALTH COMPANY, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                               FOR THE YEARS ENDED
                           DECEMBER 31, 1999 AND 1998



                                                                                                                  DEFICIT
                                                       PRICE         COMMON STOCK                                 DURING THE
                                                       PER         --------------------         PAID-IN          DEVELOPMENT
                                                       SHARE      SHARES          AMOUNT        CAPITAL             STAGE
                                                       ----------------------------------------------------------------------

BALANCE AT JANUARY 1, 1998                              $ ---      ---       $    ---       $     ---        $       ---

Shares Issued in Conjunction With                        .001    8,700,000         8,700           6,000             ---
The Maxxon/Ives Split-Off Transaction

To Record Goodwill                                                                               328,500             ---

Shares Issued Under 504 Offering                         .72       552,650           553         398,662             ---

Shares Issued to Employees & Officers                    .001      305,000           305            (305)            ---


Shares Issued for Summa License                          .001       20,000            20             (20)            ---

Less Offering Cost                                                                               (64,112)            ---

Net Loss For the Year                                                                                             (502,746)
                                                       ----------------------------------------------------------------------


BALANCE DECEMBER 31, 1998                                        9,577,650         9,578         668,725          (502,746)
                                                       ----------------------------------------------------------------------


Shares Issued to Employees & Officers                    .05     2,868,560         2,858         148,578              ---
for Services

Shares Issued Under 504 Offering                         .722      400,736           411         289,847

Shares Issued for Summa License                          .80                                      16,000

Less Offering Cost                                                                               (23,110)

Net Loss For The Year                                                                                             (590,242)
                                                       ----------------------------------------------------------------------



BALANCE AT DECEMBER 31, 1999                                    12,846,946     $  12,847     $ 1,100,040      $ (1,092,988)
                                                       ----------------------------------------------------------------------


   (The Accompanying notes are an integral part of these Financial Statements)

                            IVES HEALTH COMPANY, INC.
                          (A DEVELOPMENT STAGE COMPANY)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

    NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    This summary of significant accounting policies of Ives Health Company, Inc. (the "Company") is presented to assist in understanding the Company's financial Statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the presentation of the financial statements.

    ORGANIZATION

    Ives Health Company, Inc. ("IVES" or the "Company") was formed pursuant to an agreement between Maxxon, Inc. and M. Keith Ives, entered into and made effective December 31, 1997. IVES, (a wholly owned subsidiary of Maxxon, Inc.) and Maxxon, Inc. agreed to separate. The separation was accomplished by, a non-pro-rata split-off of non-monetary assets in accordance with Issue 96-4 of the Emerging Issues Task Force, a recapitalization and the issuance of 7,000,000 shares of new Ives common stock to M. Keith Ives, and 1,700,000 shares of new Ives common shares to Maxxon, Inc. The new IVES began operations January 1, 1998 and was incorporated in Oklahoma on February 12, 1998.

    Ives Health Company, Inc. (A Development Stage Company) is engaged in developing and marketing innovative, safe, high quality natural non-prescription medicines and nutritional supplements. IVES products, which are guaranteed for potency and purity, include natural medicines, herbal formulas, vitamins, minerals and homeopathic medicines. The Company wholesales the products to pharmacies.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid assets with maturities of three months or less to be cash equivalents.

    INVENTORY

    Inventory consists primarily of bulk product that will be packaged into capsules, bottled, and packaged for distribution to customers. Inventory is stated at the lower of cost or market value using the first-in, first-out method. Obsolete products are written off in the year they are determined to be obsolete.

    FISCAL YEAR END

    The Company's fiscal year ends on December 31.

    PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. All material property and equipment additions are capitalized and depreciated on a straight-line basis over the estimated useful life of the asset.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INCOME TAXES

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the measurement of deferred tax assets for deductible temporary differences and operating loss carry-forwards, and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not included in the measurement. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    EARNINGS PER SHARE

    Earnings (Loss) per Share

The Company computes net income per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under provision of SFAS No. 128 and SAB 98 basic net income (loss) per share is calculated by dividing net income (loss) available to common stockholders for the period by the weighted average shares of common stock of the Company outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period. The calculation of fully diluted income (loss) per share of common stock assumes the dilutive effect of stock options outstanding.

Segment Information

Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities, management responsibility and geographical location. During the years ended December 31, 1999 and 1998, the Company operated in the single business segment engaged in developing and marketing selected healthcare products.

New Accounting Standards

The Company adopted SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" during 1998. The Company had no comprehensive income items during 1999 and 1998. Therefore, net loss equals comprehensive income. The Company operates in only one business segment. The company adopted SFAS No. 133, "Accounting for Derivative Investments and Hedging Activities" during 1999. As of December 31, 1999, the Company did not engage in hedging activities or other transactions involving derivatives.

REVENUE RECOGNITION

Revenue is recognized monthly based upon the terms of the sale. The Company issues credit to customers on a discount basis of 2% if paid within ten days of the invoice or the full balance due within thirty days of the invoice. Management uses the allowance method of recognizing bad debts. A provision for doubtful accounts was not required at December 31, 1999 and 1998 of $10,000 and $0, respectively.

NOTE 2 - PROPERTY AND EQUIPMENT

     The following is a summary of the major classes of property and equipment:

                                                                  ESTIMATED
                                                                  USEFUL LIFE           1999                   1998
                                                                  -----------          -----                   ----
             Building                                                30 years           $  249,347        $  249,347
             Building Improvements                                   30 years              100,400           100,400
             Land        -                                             -----                20,000            20,000
             Equipment                                               5-7 years              68,387            65,171
             Furniture                                               5-7 years              11,075            10,668
             Master Dies                                               5 years               4,355             -----
             Vehicles                                                  3 years              37,616             -----
                                                                     -----------------------------------------------
                                                                                           491,180           445,586
             Accumulated Depreciation                                                       62,097            21,136
                                                                                       ------------      -----------
             Property and equipment (net)                                               $  429,083        $  424,450
                                                                                                         -----------

NOTE 3 - OTHER ASSETS

     GOODWILL

     Effective December 31, 1997 M. Keith Ives exchanged 275,360 shares of Maxxon Inc. common shares valued at $1.01 per share (using the average of the last five trading days in 1997) for 7,000,000 common shares of the Company's stock. Maxxon retained 1,700,000 shares of the newly formed Ives Health Company, Inc. After the issuance of the 8,700,000 common shares, M. Keith Ives owned 80.5% of the outstanding shares and Maxxon owned 19.5% of the outstanding shares. The exchange was accounted for as a purchase using the fair market value of the Maxxon common stock as consideration for 80.5% of the newly formed company. The transaction was a non-pro-rata split-off of certain non-monetary assets, whereby Maxxon exchanged assets for a non-controlling interest in a new entity. The transaction was recorded in accordance with the Emerging Issues Task Force Issues #96-4 and #89-7. Goodwill in the amount of $328,500 was recorded with a resulting credit to Paid-in Capital. The Goodwill is being amortized over its estimated useful life of fifteen years.

     INVESTMENT IN LICENSING AND OPTION TO PURCHASE AGREEMENTS

     On August 24, 1998, the Company entered into a License Agreement to the rights to certain technology known as (1) the T-Factor Immune System Optimizer and (2) The Burn Treatment Therapy. The rights to the technology were acquired for future development of the technology for the consumer market. The rights to the license, which included a royalty provision to the seller and extends through August 24, 2049, were acquired for approximately $25,000. The cost related to the license and rights were capitalized and is being amortized over five years.

     On July 30, 1999, the company purchased for $10,000 and expensed the cost of the royalty provision that was required under the License Agreement. The purchase thereby eliminated any royalty payments to the previous owner of the technology.

     In January 1998, Ives Health Company paid $10,000 for the option to purchase VEGI-Snack Foods, Inc., where Ives had the exclusive right to sell VEGI BEARS and related products and retained the right to purchase VEGI-Snack Foods, Inc. until the end of 1999. The option to purchase VEGI-Snack Foods expired at the end of 1999 and the $10,000 investment made to secure this purchase option was written off during 1999.

      Investments                                1999         1998
      -----------
     Veggie Snack Foods                      $  -----         $10,000
     Quantum License                           34,602          24,602
     Summa Formulas                            16,000           -----
                                         ----------------------------
          Total Investments                  $ 50,602         $34,602
          Accumulated Amortization            (10,777)           (547)
                                         ----------------------------
                                             $ 39,825         $34,055

     Marketing Design Program

     During 1998, the Company incurred $35,975 in costs related to the development of a marketing design program. During 1999 the program was curtailed and the cost and related accounts payable were reduced by $13,418. The remaining costs are expected to benefit the Company over the five-year amortization period.

                                                  1999          1998

     Marketing design                           $22,557       $35,975
     Accumulated amortization                    (8,708)       (4,197)
                                                ----------------------
     Net capitalized                            $13,849       $31,788

NOTE 4 - NOTES PAYABLE-OFFICERS

     During 1998 M. Keith Ives and JoEtta Hughes, officers of the Company loaned the Company funds to cover operating expenses. The notes accrue interest at a Rate of 10% per year and are payable on demand. During 1998 payments were made to the officer in the amount of $81,711 to reduce the note balances. As of December 31, 1998, there remained a balance due JoEtta Hughes of $41,752. During 1999 certain officers & shareholders of the company advanced $270,487 to the company to cover certain operating expenses. During the year at total of $191,101 was paid on these notes leaving a balance due of $121,137 at December 31, 1999.


NOTE 5 - NOTES PAYABLE                                                                     1999           1998

             NationsBank, N.A.
                  Note dated June 17, 1998 bearing interest @ 9%, due                  $   39,613      $  48,660
                  in sixty monthly installments of $1,097, principle and
                  interest through June 2, 2003.  Note is secured by
                  inventory and equipment, a security agreement with
                  William D. Elliott, a shareholder and by a personal
                  guarantee of M. Keith Ives, an officer and major
                  shareholder of the Company.  Certain personal assets of
                  Mr. Ives also collateralize the note.

             Seven Brothers, LLC
                   Interest @ 8.5%, due in one hundred twenty monthly                  $  154,305      $ 165,840
                   installments of $1,888, principle and interest, through
                   August 1, 2008.  Note is secured by land and building.

                   Interest @ 45% calculated according to the actuarial                    ------      $  30,000
                   Method, principle and interest due December 20, 1998.

             Dr. Bedeen - Balance due on technology purchase.                              ------      $   9,600
             Paid during 1999.

             State Bank & Trust, N.A.
                    Interest @ Wall Street Prime plus 1.5%, currently                      ------      $ 102,804
                    9.25%, due January 25, 1999.
                    Paid with financing from Armstrong Bank.This note
                    was secured by personal stock and an annuity
                    owned by M. Keith Ives. Mr. Ives also personally
                    Guaranteed the note.

             State Bank & Trust, N.A.
                   Interest @ Wall Street Prime plus 1.5%, currently                       ------      $  20,000
                   9.25%, payable monthly with principle due January
                   25, 1999. The note was retired with proceeds from
                   the Armstrong Bank financing. Mr. Ives personally
                   guaranteed this note.

             Local America Bank
                   Interest @ 9.99%, in monthly installments of                           -------      $  20,000
                   approximately $1,200 monthly through June 15, 2000,
                   personally guaranteed by M. Keith Ives and secured
                   by personal automobiles. Paid during 1999.

NOTE 5 - NOTES PAYABLE (CONTINUED)                                                          1999          1998

             Dr. Craft Loan Agreement
                  Dr. Craft advanced Ives $160,000 under an agreement                       -----      $ 160,000
                  to provide additional funding. Dr. Craft defaulted on
                  agreement and under terms of agreement $160,000 was retained by Ives and booked as gain on contract default.

             Armstrong Bank
                  Interest @ 9.30%. Originated July 9, 1999.                           $ 121,382         ------
                  Personally guaranteed by Dr. Bill Elliot (shareholder)
                  and M. Keith Ives.

             Armstrong Bank
                  Interest @ 8.75%. Originated July 9, 1999.                           $ 273,849        -------
                  Personally guaranteed by Dr. Bill Elliot (shareholder)
                  and M. Keith Ives.

             Armstrong Bank
                  Interest @ 9.50 %. Originated June 18, 1999.                         $  42,379        -------
                  Personally guaranteed by Dr. Bill Elliot (shareholder)
                  and M. Keith Ives.

             State Bank
                 Interest @ 10.12%. Originated September 24, 1999                      $  19,755        -------
                 Personally guaranteed by M. Keith Ives.

             Ford Motor Credit
                 Interest @ 8.90%. Originated August 3, 1999. Loans                   $  30,476        -------
                 to purchase three automobiles. Secured
                 by three 1998 Ford Taurus automobiles. Monthly
                 payment equals $1075.

             TOTAL NOTES PAYABLE                                                        $ 681,759      $ 556,904
                                                                                       ------------    ---------
             Less current maturities:                                                   $ 151,434      $ 272,219
                                                                                        ---------      ---------
             Long-term Debt                                                             $ 530,325      $ 284,685
                                                                                        =========      =========



     Maturities of long-term debt is as follows for the next five years:

         2000                           $ 151,434
         2001                             116,760
         2002                             122,215
         2003                             107,204
         2004                             105,682
         Thereafter                        78,464
                                        ---------
         Total                          $ 681,759
                                        ---------

NOTE 6 - INCOME TAXES

     The Company has incurred net operating losses since inception and has a loss carry-forward of approximately $1,093,000 at December 31, 1999, expiring in years beginning 2014. Deferred tax assets have not been recorded for future reduction in income taxes that may result from the net operating loss carry-forward.

     The deferred tax assets and liabilities are as follows at December 31,1999:

                                                              1999                1998
                                                          ----------          ---------
     Net operating loss carry-forward                     $1,092,988          $ 502,746
     Depreciation                                             16,480              8,252
                                                          ----------          ---------
        Total                                              1,076,508            510,998
     Less valuation allowance                             (1,076,508)          (510,998)
                                                          ----------          ---------
     Net Deferred Tax Liability                           $        0          $       0
                                                          ----------          ---------


Deferred taxes reflect a combined federal and state tax rate of approximately 40%. For financial reporting purposes, a valuation allowance equal to the deferred tax asset has been established in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes". The Company will continually review the adequacy of the valuation allowance and will recognize these benefits only as assessment indicates that it is more likely than not that the benefits will be realized.

NOTE 7 - COMMITMENTS AND CONTINGENCIES

     LITIGATION

     The Company is defendant in lawsuits arising from normal business activities. Management has reviewed pending litigation with legal counsel and believes that the action is without merit or that the ultimate liability, if any, resulting from it will not have a material adverse affect on the Company's earnings, cash flows or financial position.

NOTE 8 - COMMON STOCK AND ADDITIONAL PAID-IN-CAPITAL

     In February 11, 1998, the Company issued 7,000,000 shares of common stock to M. Keith Ives and 1,700,000 common shares to Maxxon, Inc., in accordance with the separation agreement between M. Keith Ives and Maxxon, Inc.. The shares were issued in a tax free exchange under the terms of the agreement.

     From April 20, 1998 through December 31, 1998 the Company sold 877,650 shares of common stock to various purchasers pursuant to Rule 504 of Regulation D and Section 4 (2) of the Securities Act of 1933. The 552,650 shares issued under the 504 offering to individual investors were sold at an average purchase price of $0.72 per share. The 305,000 restricted shares issued to employees and officers, and 20,000 restricted shares issued to Summa Laboratories for the purchase of rights to product formulas were issued at par value at an average price of $0.001 per share. The stock certificates for Summa Laboratories were prepared in 1998, but the terms of the agreement were not completed until 1999 when the Summa formula investment was recorded at a fair market value of $0.80 per share.

     From January 1, 1999 through December 31, 1999 the Company sold 400,736 shares of common stock to various purchasers pursuant to Rule 504 of Regulation D and Section 4 (2) of the Securities Act of 1933. The average purchase price was $0.72 per share which includes commissions, fees and expenses.

     During 1999 the Company issued 2,868,560 to various employees, officers and directors pursuant to Rule 504 of Regulation D and Section 4 (2) of the Securities Act of 1933. These shares were issued to employees, officers and directors for services rendered and were issued at an average price of $0.05 per share.

NOTE 9 - RELATED PARTY TRANSACTIONS

     During the year ended December 31, 1998, officers loaned the Company $91,044 to cover certain operating expenses. During 1998, the Company repaid a total of $81,711. The remaining note payable-officer balance of $41,752 accrues interest at a rate of 10% per year.

     During 1999 certain officers & shareholders of the company advanced $270,487 to the company to cover certain operating expenses. During the year a total of $191,101 was paid on these notes leaving a balance due of $121,137 at December 31, 1999.

NOTE 10 - EARNING PER SHARE

     The following table reconciles the number of common shares outstanding as shown on the Balance Sheet with the weighted average common shares outstanding as shown on the Statement of Operations for the year ended December 31, 1999 and 1998.

                                                                   1999             1998
                                                                   ----             ----
      Common shares outstanding                                12,846,946        9,577,650
      Effect of using weighted average common
      and Common equivalent shares outstanding                  2,700,328          543,574
                                                               ----------        ---------
      Weighted average common shares outstanding               10,146,618        9,034,076
                                                               ----------        ---------

                            IVES HEALTH COMPANY, INC.
                                 BALANCE SHEETS
                       JUNE 30, 2000 AND DECEMBER 31, 1999
                                   (UNAUDITED)

                                     ASSETS

                                                                           June 30        Dec. 31
                                                                             2000            1999
                                                                                          -------
Current Assets
   Cash                                                                 $    12,486    $     3,165
   Accounts Receivable                                                       18,955         78,704
      Less Allowance For Doubtful Accounts                                     --          (10,000)
   Inventories                                                              207,868        153,970
   Prepaid expenses                                                         117,597        110,952
   Loans to Subsidiaries or Officers                                        189,071          5,000
                                                                        -----------    -----------
             Total Current Assets                                           545,976        341,791
                                                                        -----------    -----------
Property and Equipment

   Property, Plant & Equipment                                              502,036        491,180
   Less Accumulated Depreciation                                            (62,097)       (62,097)
                                                                                       -----------

             Net Property and Equipment                                     439,939        429,083
Other Assets
   Goodwill-net                                                             284,700        284,700
   Deposits                                                                     600            600
   Marketing design program-net                                              13,849         13,849
   IFC Assets                                                               560,500           --
   Investments - Ives Formulation & Other                                   275,108         39,825

             Total Other Assets                                           1,134,757        338,974

TOTAL ASSETS                                                            $ 2,120,672    $ 1,109,848
                                                                                       -----------

    LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities

   Accounts Payable                                                     $   115,930    $   252,847
   Payroll & sales taxes payable                                             60,934         22,924
   Accrued Expenses                                                          11,282         11,283
   IFC Current Liabilities                                                   26,166             --

                                                                                 JUNE 30          DEC. 31
                                                                                   2000             1999

    Note payable to Officers                                                      140,369        121,137
    Factoring Advance                                                              28,552             --
    Current Portion of Long Term Debt                                             129,139        151,434
                                                                              -----------    -----------

             Current Liabilities                                                  512,372        559,625
                                                                              -----------    -----------

Long-Term Liabilities
   Notes Payable                                                                1,001,991        681,758
   IFC Long Term Liabilities                                                      631,538           --
   Less current portion long-term debt                                           (129,139)      (151,434)
                                                                              -----------    -----------

             Total Long-term Liabilities                                        1,504,390        530,324
                                                                              -----------    -----------

             Total Liabilities                                                  2,016,762      1,089,949
                                                                              -----------    -----------

Shareholders' Equity
   Common Stock (Par $.001)                                                        15,753         12,847
          15,752,650 and 12,846,946 outstanding at
          June 30, 2000 and Dec. 31, 1999 respectively
          Additional Paid in Capital                                            1,861,875      1,100,040
          Retained Earnings                                                    (1,092,988)      (502,746
          Net Income (Loss)                                                      (680,730)      (590,242)
                                                                              -----------    -----------

             Total Shareholder's Equity                                           103,910         19,899
                                                                              -----------    -----------


TOTAL LIABILITIES & SHAREHOLDER'S EQUITY                                      $ 2,120,672    $ 1,109,848
                                                                              -----------    -----------


(The accompanying notes are an integral part of these Financial Statements)

                            IVES HEALTH COMPANY, INC
                             STATEMENT OF OPERATIONS
               FOR THE SIX MONTHS ENDED JUNE 30, 2000 AND 1999 AND
                FOR THE THREE MONTHS ENDED JUNE 30, 2000 AND 1999
                        APRIL 1 - JUNE 30, 2000 AND 1999
                                   (UNAUDITED)


                                   SIX MONTHS ENDED                  THREE MONTHS ENDED
                             JUNE 30, 2000   JUNE 30, 1999     JUNE 30, 2000    JUNE 30, 1999
                             -------------   -------------     -------------    -------------

REVENUES

   SALES                       $ 447,918       $ 226,490         $ 185,785         $ 154,068

   COST OF SALES                 173,836         102,619            86,609            58,682

TOTAL GROSS PROFIT             $ 274,082       $ 123,871         $  99,176         $  95,386



OPERATING EXPENSE

   SELLING EXPENSE             $ 211,948       $  28,274         $ 133,458         ($ 22,009)

   GENERAL & ADMINIS.            481,341         166,183           338,935            64,775

   INTEREST & FACTORING          104,606          19,270            87,876             6,803

   IFC EXPENSES                  101,843              --           101,843                --



TOTAL OPERATING                $ 899,738       $ 213,727         $ 662,112         $  49,569
EXPENSE

NET OPERATING                  ($625,656)      ($ 89,856)        ($562,936)        $  45,817
INCOME (LOSS)


NET INCOME                     ($625,656)      ($ 89,856)        ($562,936)        $  45,187
(LOSS) BEFORE TAX


(The accompanying notes are an integral part of these Financial Statements)

                            IVES HEALTH COMPANY, INC.
                            STATEMENTS OF CASH FLOWS
     FOR THE PERIODS ENDING JUNE 30, 2000, MAR. 31, 2000, AND DEC. 31, 2000
                                   (UNAUDITED)

                                          June 30        March 31       Dec. 31
                                           2000            2000           2000
                                           -----           ----           ----
   Net Cash Provided (Used)               (654,189)       119,358       (456,134)
   By Operating Activities               ---------      ---------      ---------

   Net Cash Provided (Used)               (797,702)      (777,480)       (36,876)
   By Investing Activities               ---------      ---------      ---------


   Net Cash Provided (Used)               1,460,791       661,731        471,388
   By Financing Activities               ----------     ----------     ---------


NET INCREASE (DECREASE) IN CASH              8,900          3,609        (21,622)


CASH AT BEGINNING OF PERIOD                  6,744          3,165         24,787


CASH AT END OF PERIOD                    $  15,644     $    6,744      $   3,165
                                         =========     ==========      =========


(The accompanying notes are an integral part of these Financial Statements)

                            Ives Health Company, Inc.
                          Notes to Financial Statements
Three Months and Six Months Ended June 30, 2000 and 1999, and December 31, 1999

    NOTE 1 - SUMMARY OF ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    This summary of significant accounting policies of Ives Health Company, Inc. (the "Company") is presented to assist in understanding the Company's financial Statements. The financial statements and notes are representations of the Company's management which is responsible for the integrity and objectivity thereof. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the presentation of the financial statements.

    ORGANIZATION

    The Company was incorporated on February 12,1998 pursuant to an agreement between Maxxon, Inc. and M. Keith Ives, entered into and made effective December 31, 1997. SEVI, (a wholly owned subsidiary of Maxxon, Inc.) and Maxxon agreed to separate. The separation was accomplished by, a non-pro-rata split-off of non-monetary assets in accordance with Issue 96-4 of the Emerging Issues Task Force, a recapitalization and the issuance of 7,000,000 shares of The Company common stock to M. Keith Ives, and 1,700,000 shares of The Company common shares to Maxxon, Inc. The Company began operations January 1, 1998 and was incorporated in Oklahoma on February 12, 1998.

    The Company is engaged in developing and marketing innovative, safe, high quality natural non-prescription medicines and nutritional supplements. The Company's products, which are guaranteed for potency and purity, include natural medicines, herbal formulas, vitamins, minerals and homeopathic medicines. The Company wholesales their products to national, regional and local pharmacies.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid assets with maturities of three months or less to be cash equivalents.

    INVENTORY

    Inventory consists primarily of bulk product that will be packaged into capsules, bottled, and packaged for distribution to customers. Inventory is stated at the lower of cost or market value using the first-in, first-out method. Obsolete products are written off in the year they are determined to be obsolete.

    FISCAL YEAR END

    The Company's fiscal year ends on December 31.

    PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. All material property and equipment additions are capitalized and depreciated on a straight-line basis over the estimated useful life of the asset.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    INCOME TAXES

    Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the measurement of deferred tax assets for deductible temporary differences and operating loss carry-forwards, and of deferred tax liabilities for taxable temporary differences. Measurement of current and deferred tax liabilities and assets is based on provisions of enacted tax law. The effects of future changes in tax laws or rates are not included in the measurement. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

    EARNINGS PER SHARE

    Earnings (Loss) per Share

    The Company computes net income per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under provision of SFAS No. 128 and SAB 98 basic net income (loss) per share is calculated by dividing net income (loss) available to common stockholders for the period by the weighted average shares of common stock of the Company outstanding during the period. Diluted net income per share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period. The calculation of fully diluted income (loss) per share of common stock assumes the dilutive effect of stock options outstanding.

    Segment Information

    Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company identifies its operating segments based on business activities, management responsibility and geographical location. During the years ended December 31, 1999 and 1998, and in the first quarter of 2000, the Company operated in the single business segment engaged in developing and marketing selected healthcare products.

    New Accounting Standards

    During 1998 the Company adopted SFAS No. 130, "Reporting Comprehensive Income" and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." Therefore, net loss equals comprehensive income. The Company had no comprehensive income items during 1999 and 1998. The Company operates in only one business segment. The Company adopted SFAS No. 133, "Accounting for Derivative Investments and Hedging Activities" during 1999. As of June 30, 2000, the Company did not engage in hedging activities or other transactions involving derivatives.

    REVENUE RECOGNITION

    Revenue is recognized monthly based upon the terms of the sale. The Company issues credit to customers on a discount basis of 2% if paid within ten days of the invoice or the full balance due within thirty days of the invoice. Management uses the allowance method of recognizing bad debts. A provision for doubtful accounts was required at December 31, 1999, for a doubtful account of $10,000.

    NOTE 2 - PROPERTY AND EQUIPMENT

             The following is a summary of the major classes of property and equipment:


                                                                ESTIMATED
                                                                USEFUL LIFE            1999
                                                                -----------          ------

               Building                                            30 years           $  249,347
               Building Improvements                               30 years              100,400
               Land                                                      -                20,000
               Equipment                                          5-7 years               68,387
               Furniture                                          5-7 years               11,075
               Master Dies                                          5 years                4,355
               Vehicles                                             3 years               37,616
                                                                     ---------------------------
                                                                                         491,180

               Accumulated Depreciation                                                   62,097
                                                                                     -----------
               Property and equipment (net)                                          $   429,083
                                                                                     ----------


    NOTE 3 - OTHER ASSETS

    GOODWILL

    Effective December 31, 1997 M. Keith Ives exchanged 275,360 shares of Maxxon Inc. common shares valued at $1.01 per share (using the average of the last five trading days in 1997) for 7,000,000 common shares of the Company's stock. Maxxon retained 1,700,000 shares of the newly formed Ives Health Company, Inc. After the issuance of the 8,700,000 common shares, M. Keith Ives owned 80.5% of the outstanding shares and Maxxon owned 19.5% of the outstanding shares. The exchange was accounted for as a purchase using the fair market value of the Maxxon common stock as consideration for 80.5% of the newly formed company. The transaction was a non-pro-rata split-off of certain non-monetary assets, whereby Maxxon exchanged assets for a non-controlling interest in a new entity. The transaction was recorded in accordance with the Emerging Issues Task Force Issues # 96-4 and #89-7. Goodwill in the amount of $328,500 was recorded with a resulting credit to Paid-in Capital. The Goodwill is being amortized over its estimated useful life of fifteen years.

    The Company owns certain assets presently located in San Diego, California, which are part of the April 30,2000, acquisition of assets of a formulation company which are now operated under the name of Ives Formulation Company, Inc., a wholly owned subsidiary of the Company. These assets have a net value in excess of $502,000.

NOTE 3 (CONTINUED)

    INVESTMENT IN LICENSING AND OPTION TO PURCHASE AND PURCHASE AGREEMENTS

    On August 24, 1998, the Company entered into a License Agreement with Dr. Robert Bedeen for the rights to certain technology known as (1) the T-Factor Immune System Optimizer and (2) the Burn Treatment Therapy. The rights to the technology were acquired for future development of the technology for the consumer market. These products achieved technological feasibility as of the licensing date and have future uses in research and development and other aspects of Ives' business. Dr. Bedeen conducted an 18 month study in Jakarta, Indonesia, in which 186 AIDS patients were given the T-Factor medicine and their T-cell count increased favorably from 3 to 22 points with an average increase in T-cell count of 11 points per month. Studies performed on the burn creme showed it to be very effective in clinical trials. The products have already been developed for the consumer market by Dr. Bedeen and are expected to become two of Ives' primary products as soon as funds are available for inventory build up and marketing. The rights to the license, which included a royalty provision to Dr. Bedeen extends through August 24, 2049, were acquired for approximately $25,000. The cost related to the license and rights were capitalized and is being amortized over five years.

    On July 30, 1999, the Company purchased for $10,000 and expensed the cost of the royalty provision that was required under the License Agreement. The purchase eliminated any future royalty obligations to the previous owner of the technology.

    In January 1998, Ives Health Company paid $10,000 for the option to purchase VEGI-Snack Foods, Inc., in which Ives had the exclusive right to sell VEGI BEARS and related products and retained the right to purchase VEGI-Snack Foods, Inc. until the end of 1999. The option to purchase VEGI-Snack Foods expired at the end of 1999 and the $10,000 investment made to secure this purchase option was written off during 1999.

    In April 2000, Ives Formulation Company, Inc., a wholly owned subsidiary of Ives Health Company Inc., acquired the assets of International Formulation and Manufacturing Inc., of San Diego, CA., a pharmaceutical formulation facility and the primary vendor of the company. The acquired assets were as follows: manufacturing equipment, office and lab equipment, inventory and intellectual property. As of June 30, 2000, a total of $235,283 was booked as investment in that transaction.


              Investments                                             2000                1999                1998
              -----------                                             ----                ----                ----

             Veggie Snack Foods                                 $     -----            $ ------           $   10,000
             Quantum License                                          -----              34,602               24,602
             Summa Formulas                                           -----              16,000               ------
             Ives Formulation                                   $     235,283            ------               ------
             -----------------                                        -----------------------------------------------

                Total Investments                               $     235,283          $ 50,602           $   34,602

                 Accumulated Amortization                       $           0           (10,777)                (547)
                                                                      -----------------------------------------------

                                                                $     235,283          $ 39,825           $   34,055



NOTE 4 - NOTES PAYABLE-OFFICERS

    During 1998 M. Keith Ives and JoEtta Hughes, officers of the Company loaned the Company funds to cover operating expenses. The notes accrue interest at a rate of 10% per year and are payable on demand. During 1998 payments were made to the officer in the amount of $81,711 to reduce the note balances. As of December 31, 1998, there remained a balance due JoEtta Hughes of $41,752. During 1999 certain officers and shareholders of the Company advanced $270,487 to the Company to cover certain operating expenses. During the year a total of $191,101 was paid on these notes, leaving a balance due of $121,137 at December 31, 1999.

NOTE 5 - NOTES PAYABLE                                                                            JUNE 30, 2000
             NationsBank, N.A.
                  Interest @ 9%. This Note originated June 17, 1998                              $  36,391
                  due in sixty monthly installments of $1,097, principal and interest through June 2, 2003.  This Note is secured by inventory and equipment, a security agreement with William D. Elliott a shareholder and by a personal guarantee of M. Keith Ives, an officer and major shareholder of the Company.  Certain
                  personal assets of Mr. Ives also collateralize this Note.

             Seven Brothers, LLC
                   Interest @ 8.5%, due in one hundred twenty monthly                           $ 149,161



                   installments of $1,888, principal and interest, through August 1, 2008. This Note is secured by land and building.

             Armstrong Bank
                  Interest @ 9.30%. This Note originated July 9, 1999                          $ 113,821
                  And is personally guaranteed by William Elliot
                  (shareholder) and M. Keith Ives.

             Armstrong Bank
                  Interest @ 8.75%. This Note originated July 9, 1999                          $ 257,807
                  And is personally guaranteed by William Elliot (shareholder)
                  and M. Keith Ives.

             Armstrong Bank
                  Interest @ 9.50%. This Note originated June 18, 1999                         $  27,374
                  And is personally guaranteed by William Elliot (shareholder)
                  and M. Keith Ives.

             State Bank
                 Interest @ 10.12%. This Note originated September 24, 1999                    $  16,554
                 And is personally guaranteed by M. Keith Ives.

             Ford Motor Credit
                 Interest @ 8.90%. This Note originated August 3, 1999, as                     $  25,882
                 to purchase three automobiles.  This Note is secured by three
                 1998 Ford Taurus automobiles and bears a monthly
                 payment equaling $1075.

             Loan From a Shareholder (Storms)                                                  $ 335,000
             Interest @ 10% annually. This note is due on demand.

             Loan From a Shareholder (Elliot)                                                  $  40,000
             Interest @ 10% annually. This note is due on demand.

             TOTAL NOTES PAYABLE                                                             $ 1,001,991
                                                                                         ------------------
             Less current maturities:                                                        $  (129,139)
                                                                                         ------------------

             Long-term Debt                                                                  $   872,852
                                                                                             ===========


    Maturities of long-term debt are as follows for the next five years:

                  2000                                                                           $ 151,434
                  2001                                                                             116,760
                  2002                                                                             122,215
                  2003                                                                             107,204
                  2004                                                                             105,682
                  Thereafter                                                                        78,464
                                                                                                -----------
                  Total                                                                         $  681,759
                                                                                                ----------


NOTE 6 - INCOME TAXES

             The Company has incurred net operating losses since inception and has a loss carry-forward of approximately $1,093,000 at December 31, 1999, expiring in years beginning 2014. Deferred tax assets have not been recorded for future reduction in income taxes that may result from the net operating loss carry-forward.

             The deferred tax assets and liabilities are as follows at December 31,1999:


                                                                                             1999
                                                                                         -----------

               Net operating loss carry-forward                                          $1,092,988
               Depreciation                                                                  16,480
                                                                                         -----------
                  Total                                                                   1,076,508
               Less valuation allowance                                                  (1,076,508)
                                                                                         -----------

               Net Deferred Tax Liability                                                $    0
                                                                                         -----------



    Deferred taxes reflect a combined federal and state tax rate of approximately 40%. For financial reporting purposes, a valuation allowance equal to the deferred tax asset has been established in accordance with the provisions of FASB Statement No. 109, "Accounting for Income Taxes". The Company will continually review the adequacy of the valuation allowance and will recognize these benefits only as assessment indicates that it is more likely than not that the benefits will be realized.

    NOTE 7 - COMMITMENTS AND CONTINGENCIES

    LITIGATION

    The Company is defendant, in a lawsuit, arising from normal business activities. Management has reviewed pending litigation with legal counsel and believes that the action is without merit or that the ultimate liability, if any, resulting from the action will not have a material adverse affect on the Company's earnings, cash flows or financial position.

    NOTE 8 - COMMON STOCK AND ADDITIONAL PAID-IN-CAPITAL

    In February 12, 1998, the Company issued 7,000,000 shares of common stock to
M. Keith Ives and 1,700,000 common shares to Maxxon, Inc., in accordance with the separation agreement between M. Keith Ives and Maxxon, Inc. The shares were issued in a tax free exchange under the terms of the agreement.

    From April 20, 1998 through December 31, 1998 the Company sold 877,650 shares of common stock to various purchasers pursuant to Rule 504 of Regulation D and Section 4 (2) of the Securities Act of 1933. The 552,650 shares issued under the 504 offering to individual investors were sold at an average purchase price of $0.72 per share. The 305,000 restricted shares issued to employees and officers, and 20,000 restricted shares issued to Summa Laboratories for the purchase of rights to product formulas were issued at par value of $0.001 per share, which was the fair market value at the time of sale. The stock certificates for Summa Laboratories were prepared in 1998, but the terms of the agreement were not completed until 1999 when the Summa formula investment was recorded at a fair market value of $0.80 per share.

    From January 1, 1999 through December 31, 1999 the Company sold 400,736 shares of common stock to various purchasers pursuant to Rule 504 of Regulation D and Section 4 (2) of the Securities Act of 1933. The average purchase price was $0.72 per share which includes commissions and expenses.

    During 1999 the Company issued 2,868,560 to various employees, officers and directors pursuant to Rule 504 of Regulation D and Section 4 (2) of the Securities Act of 1933. These shares were issued for services rendered and were issued at an average price of $0.05 per share which was the fair market value at the time of sale.

    During the first quarter of 2000 a total of 10,000 shares of Ives Common stock were sold to one investor for a price of $.70 per share pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933.

    During the second quarter of the year the Company issued 1,995,704 shares of common stock in two different 506 offerings. In the first offering, commencing April 7, 2000, 140,000 shares of common stock were sold for $.70 per share to various investors pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933. In the second offering, commencing May 7, 2000 and continuing to June 30, 2000, 1,055,704 shares of common stock were sold and traded for services rendered at an average price of $.48/share to various individuals pursuant to Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933. A total of 800,000 shares were traded in the same offering for interest reduction on debt.

    As part of an asset purchase agreement the Company issued 150,000 shares of common stock to International Formulation and Manufacturing Inc., of San Diego, California. In addition, 750,000 shares of Company common stock were issued to Dr. Jack Watkins for services rendered during the year 2000. This total of 900,000 shares of Company common stock were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act.

    As of June 30, 2000 there were 15,752,650 shares of common stock issued and outstanding.

                                     PART II


         ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The General Corporation Act of the State of Oklahoma grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         The Oklahoma statute also grants every corporation the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believes to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         The Oklahoma statute provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in the statute, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually incurred by him in connection therewith.

         Our bylaws provide that we shall indemnify to the full extent permitted under the General Corporation Act of the State of Oklahoma any of our directors, officers, employees, or agents, and provide for the mandatory advancement of expenses incurred by our directors, officers, employees, and agents in defending any action for which this indemnification may be available.

         Our certificate of incorporation exculpates our directors from and against certain liabilities. The certificate of incorporation provides that each of our directors will have no personal liability to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for acts or omissions specified in Section 1053 of the General Corporation Act of the State of Oklahoma regarding the unlawful payment of dividends and the unlawful purchase or redemption of the Registrant's stock, and (d) for any transaction from which the director derived an improper personal benefit.

         At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

         ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses to be paid by Ives in connection with the issuance and distribution of the securities being registered, other than sales commissions. All amounts shown are estimates except for amounts of filing and listing fees.

         Filing fee of SEC...................................$   633.60
         Accounting fees and expenses........................$ 1,000
         Legal fees and expenses.............................$35,000
         Printing and engraving expenses.....................$10,000
         Miscellaneous.......................................$ 1,366.40
                                                             ----------
          Total..............................................$48,000
                                                             ==========



         ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         During the past three years, the Registrant has sold the securities listed below pursuant to exemptions from registration under the Securities Act.

         February 12, 1998, the Company issued 7,000,000 shares of common stock to M. Keith Ives and 1,700,000 common shares to Maxxon, Inc. at par value of $0.001 per share in accordance with the split-off and separation agreement between M. Keith Ives and Maxxon, Inc. The shares were issued in a tax free exchange under the terms of the agreement.

         From April 20, 1998 through December 31, 1998 the Company sold 552,650 shares of common stock to accredited individual investors pursuant to Rule 504 of Regulation D and Section 4(2) of the Securities Act of 1933 at an average purchase price of $0.72 per share. The Company also sold 305,000 restricted share to employees and officers for a price of $.001.

         On September 28, 1998, the Company sold 20,000 restricted shares pursuant to Rule 504 of Regulation D to Summa Laboratories for the purchase of rights to product formulas, at par value of $0.001 per share. The stock certificates for Summa Laboratories were prepared in 1998, but the terms of the agreement were not completed until 1999 when the Summa formula investment was recorded at a fair market value of $0.80 per share.

         From January 1, 1999 through December 31, 1999,, the Company sold 400,736 shares of common stock to accredited investors pursuant to Rule 504 of Regulation D and Section 4(2) of the Securities Act of 1933. The purchase price was $0.70 per share.

         On December 28, 1999, the Company issued 2,868,560 common shares to employees, officers and directors pursuant to Rule 504 of Regulation D and
Section 4(2) of the Securities Act of 1933. These shares were issued to employees and officers for services rendered and were issued at a price of $0.05 per share.

         There was no public offering of the shares. The shares were sold to officers, directors and key consultants, and to purchasers in compliance with Regulation D, Rule 504 of the Securities Exchange Act of 1933 or in compliance with Rule 701.

         The total offering price for the common stock sold for cash in 1998 and 1999 was $413,112 and $290,258, respectively. Ives paid $13,897 in commissions and $87,222 in offering costs in connection with the sale of shares of Ives' common stock. The total offering price for the common stock exchanged for services rendered was $151,436.

         During July 2000, Ives issued 200,000 shares of common stock to Bondy & Schloss LLP in consideration for services rendered, valued at $.50 per share, in reliance upon the exemptions from registration provided under Section 4(2) of the 1933 Act.

         The issuances described above were made in reliance upon the exemptions from registration set forth in Section 4(2) of the Securities Act relating to sales by an issuer not involving any public offering. None of the foregoing transactions involved a distribution or public offering. No underwriters were engaged in connection with the foregoing issuances of securities, and no underwriting commissions or discounts were paid.

         ITEM 27. EXHIBITS

         (a) EXHIBITS

            EXHIBIT NO.                                     DESCRIPTION
            -----------             ------------------------------------------------------------
               3.1*                 Certificate of Incorporation of Ives Health Company, Inc.

               3.2*                 Amended and Restated Certificate of Incorporation of Ives Health Company, Inc.

               3.3*                 Certificate of Incorporation of Ives Health Company, Inc.

               3.4*                 Amended and Restated Certificate of Incorporation of Ives Health Company, Inc.

               3.5*                 Amended and Restated Certificate of Incorporation of Ives Health Company, Inc.

               3.6*                 Bylaws of Ives Health Company, Inc.

               4.1*                 Specimen certificate for common stock of Ives Health Company, Inc.

               5.1                  Opinion of Bondy & Schloss LLP

              10.1**                Share exchange agreement between M.Keith Ives and Maxxon, Inc. dated December 31,
                                    1997

              10.2                  Form of Common Stock Purchase Agreement dated July, 2000.

              10.3                  Form of Registration Rights Agreement dated July, 2000.

              10.4                  Form of Stock Purchase Warrant dated July, 2000.

              10.5                  Form of Employment Contract for Key Employees.

              21.1                  List of Subsidiaries of Ives Health, Inc.

              23.1                  Consent of Henderson Sutton & Co., P.C.

              23.2                  Consent of Bondy & Schloss LLP (included in Exhibit 5.1)

              24.1                  Power of Attorney (contained on page II-7 of the registration statement)

              27.1                  Financial Data Schedule for period ended June 30, 2000.


         ----------------
         * Filed as part of the Form 10SB-12G filed on December 15, 1999. ** Filed as part of the Form 10SB-12G/A filed on March 17, 2000.

         (b) FINANCIAL STATEMENT SCHEDULES

         Report of Independent Accountants

             All schedules are omitted because they are not applicable or the required information is shown in the financial statements or the related notes.

         ITEM 28. UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes to :

            (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

               (i) Include any prospectus required by Section 10(a)(3) for the Securities Act of 1933, as amended (the "Securities Act");

               (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) Include any additional changed material information on the plan of distribution.

            (2) For determining liability under the Securities Act, treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering thereof.

            (3) File a post-effective amendment to remove from registration any of the securities which remain unsold at the end of the offering.

            (4) Provide to the transfer agent at the closing, certificates in such denominations and registered in such names as are required by the transfer agent to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


                  In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Tulsa, State of Oklahoma on October 25, 2000.



                                       IVES HEALTH COMPANY, INC.



                                           /s/ Michael Harrison
                                           --------------------
                                           By: Michael Harrison
                                               Chief Executive Officer

                                POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Harrison and/or M. Keith Ives, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) of and supplements to this Registration Statement and to file the same, with all exhibits thereto, any other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 25th day of October, 2000.

         Signature                                   Capacity                                             Date
         ---------                                   --------                                             ----
         /s/ M. KEITH IVES                           President and Director                               October 25, 2000
         -----------------
         M. Keith Ives


         /s/ MICHAEL HARRISON                        CEO and Director                                     October 25, 2000
         --------------------
         Michael Harrison


         /s/ PERRY IVES                              Vice-President and Director                          October 25, 2000
         --------------
         Perry Ives


         /s/ JOETTA HUGHES                           Secretary, Treasurer & Director                      October 25, 2000
         -----------------
         JoEtta Hughes

                          STATEMENT OF DIFFERENCES
                          ------------------------

The trademark symbol shall be expressed as ........................... 'TM'
The section symbol shall be expressed as ............................. 'SS'